Exhibit 10.1
CREDIT AGREEMENT
by and between
TD BANK, N.A.
and
EDAC TECHNOLOGIES CORPORATION
GROS-ITE INDUSTRIES, INC.
APEX MACHINE TOOL COMPANY, INC.
May 27, 2009

v

EXHIBITS

Exhibit A	Form of Notice of Borrowing

Exhibit B	Form of Revolving Credit Note

Exhibit C	Form of Mortgage Note

Exhibit D	Form of Term Note

Exhibit E	Form of Report of Chief Financial Officer

Exhibit F	Form of Borrowing Base Certificate
SCHEDULES

Schedule 2.2.3.	Amortization Schedule (Mortgage Loan)

Schedule 2.4.3	Amortization Schedule (Term Loan)

Schedule 4.7	Investments

Schedule 4.13	Commitments

Schedule 4.21	Litigation

Schedule 4.22	Encumbrances

Schedule 4.27	Environmental Matters

Schedule 4.29	Investments

Schedule 8.1	Existing Indebtedness

Schedule 8.2	Contingent Liabilities

Schedule 11.1	Post Closing Matters

Schedule 13.21	Cross-Collateralization

CREDIT AGREEMENT
          This CREDIT AGREEMENT (the “Agreement”) is made as of this 27th day of May, 2009 by and between TD BANK, N.A., a national banking association with an office located at 102 West Main Street, New Britain, Connecticut 06050-0174 (the “Bank”) and EDAC TECHNOLOGIES CORPORATION, a Wisconsin corporation, with a place of business at 1806 Farmington Avenue, Farmington, Connecticut 06032, GROS-ITE INDUSTRIES, INC., a Connecticut corporation, with a place of business at 1806 Farmington Avenue, Farmington, Connecticut 06032, and APEX MACHINE TOOL COMPANY, INC., a Connecticut corporation, with a place of business at 1806 Farmington Avenue, Farmington, Connecticut 06032 (collectively, the “Borrower”).
W I T N E S S E T H:
     WHEREAS, Borrower has requested that Bank provide Borrower with certain credit facilities pursuant to which Bank would make loans and advances and otherwise extend credit to Borrower; and
     WHEREAS, Bank is willing to provide such credit facilities; and
     WHEREAS, Bank and Borrower wish to document the terms and conditions on which Bank will provide said credit facilities;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Bank and Borrower hereby agree as follows:
SECTION 1. DEFINITIONS
     All capitalized terms used in this Agreement, the Notes or the Other Documents, or in any certificate, report or other document, instrument or agreement executed or delivered pursuant hereto and thereto (unless otherwise indicated therein) shall have the meanings ascribed to such terms below.
     “Account Debtor” means any Person obligated to Borrower with respect to an Account Receivable.
     “Account Receivable” or “Accounts Receivable” means the unpaid portion of obligations as stated on the respective invoices issued to a customer of Borrower or any of its Subsidiaries with respect to Inventory sold and shipped or services performed or rendered in the ordinary course of business.
     “Acquisition” means the acquisition of the manufacturing unit assets of MTU Aero Engines North America pursuant to the terms and conditions set forth in that certain [Asset Purchase Agreement] dated as of May 18, 2009 by and between EDAC Technologies Corporation and MTU Aero Engines North America, Inc.

     “Acquisition Documents” means all documents, agreements and instruments executed and delivered in connection with the consummation of the Acquisition.
     “Affiliate” means any Person (i) which directly or indirectly controls, or is controlled by, or is under common control with, Borrower or any Subsidiary of Borrower; (ii) which directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of Borrower or any Subsidiary of Borrower; or (iii) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by Borrower or any Subsidiary of Borrower. The term “control” (and its correlative meanings “controlled by” and “under common control with”) as used in this Section 1. means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.
     “Agreement” means this Credit Agreement, including all schedules and exhibits attached hereto, and any and all amendments, modifications and supplements hereto.
     “Applicable Taxes” has the meaning set forth in Section 2.5.3.(b) hereof.
     “Bank” has the meaning set forth in the Preamble hereof.
     “Bank Affiliate” or “Bank Affiliates” means any Affiliate of Bank or its parent bank holding company.
     “Bank Agents” has the meaning set forth in Section 13.2.5. hereof.
     “Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time and all rules and regulations promulgated thereunder.
     “Beneficiary” means the beneficiary of any Letter of Credit or Letter of Credit Guaranty issued by Bank for the account of Borrower.
     “Borrower” has the meaning set forth in the Preamble hereof.
     “Borrowing Base” means, as of any date as of which the amount thereof shall be determined, an amount equal to the sum of (i) the Security Value of Accounts Receivable as of such date, and (ii) the Security Value of Inventory as of such date.
     “Borrowing Base Certificate” has the meaning set forth in Section 7.1.7. hereof.
     “Breakage Costs” means an amount equal to all costs Bank sustains in breaking or unwinding or in not making after receiving a notice (except where such results from the failure of Bank to fund) any Libor Loan, and all expenses that Bank sustains or incurs as a result of prepayment or receipt of principal with respect to a Libor Loan on a day other than the last day of the then current Interest Period.

     “Business Day” means, in the case of a Libor Loan, a day (other than Saturday, Sunday or holiday) on which the Bank is open and conducting its customary banking transactions in the State of Connecticut and, in all other cases, any day other than a Saturday, Sunday, legal holiday or other day on which banks in the State of Connecticut are required or permitted by law to close.
     “Capital Expenditures” means, without duplication, for any period, the aggregate of all expenditures on a consolidated basis including deposits (whether paid in cash or property or accrued as liabilities and including the aggregate amount of all principal payments due for the entire term of all Capital Leases that are required to be capitalized on the balance sheet) made by Borrower and its Subsidiaries that, in conformity with GAAP, are required to be included in the property, plant, equipment, or similar fixed asset account.
     “Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.
     “Change of Control” means a merger, change of control or other transfer, directly or indirectly, or issuance or transfer of the stock or membership interests of any Borrower (other than EDAC Technologies Corporation) resulting in any Person having less ownership in or control over any Borrower (other than EDAC Technologies Corporation) and all other entities comprising any Borrower (other than EDAC Technologies Corporation)or its Subsidiaries as such Person has on the date hereof. With respect to EDAC Technologies Corporation, the term “change of control” means a change in its identity of more than fifty percent (50%) of the current directors of the Company, by resignation, removal, or otherwise, within any consecutive twenty-four (24) month period.
     “Closing Date” means the date hereof.
     “Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.
     “Collateral” means all collateral received or delivered as security for the Obligations pursuant to, and as more particularly described in, the Mortgage, the Security Agreement, the Letter of Credit Applications, and all Other Documents and any property or interest provided in addition to or in substitution for any of the foregoing.
     “Collateral Disclosure List” has the meaning set forth in Section 3.1. hereof.
     “Contractual Obligation” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
     “Controlled Group” means all trades or businesses (whether or not incorporated) under common control that together with Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

     “Credits Outstanding” means, as of any date as of which the amount thereof shall be determined, the aggregate undrawn amount of all issued and outstanding Letters of Credit and Letter of Credit Guaranties but excluding any amounts which constitute unpaid Reimbursement Obligations as of such date.
     “Default” means an event or condition that, but for the lapse of time, the giving of notice, or both, would constitute an Event of Default if that event or condition was not cured or removed within any applicable grace or cure period.
     “Default Rate” means the rate of interest determined by increasing the rate of interest otherwise chargeable under this Agreement to a rate which shall be the lower of (i) the highest rate allowed by law or (ii) five percentage points (5%) above the rate of interest which would otherwise be in effect under this Agreement.
     “Disqualified Accounts Receivables” means:
               a. An Account Receivable which does not arise out of a bona fide sale of goods or rendering of services of the kind sold or rendered by Borrower in the ordinary course of its business; or
               b. An Account Receivable which remains unpaid for more than ninety (90) days after the invoice date or ninety (90) days after the due date; or
               c. An Account Receivable with respect to which the Account Debtor is a director, officer, employee or agent of Borrower or is a Subsidiary or an Affiliate of Borrower; or
               d. An Account Receivable with respect to which any covenant, representation or warranty set forth in this Agreement has been breached; or
               e. An Account Receivable with respect to which the Account Debtor has commenced a voluntary case in bankruptcy, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the Account Debtor in an involuntary case in bankruptcy, or if any petition or other application for relief in bankruptcy has been filed against the Account Debtor, or if the Account Debtor has failed, ceased business operations, become insolvent or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or all or substantially all of its properties or assets; or
               f. An Account Receivable with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise thereto have not been performed by Borrower and accepted by the Account Debtor or if the Account Receivable does not otherwise represent a final sale; or
               g. An Account Receivable owing by a single Account Debtor located outside of the United States of America (except for the country of Canada); or

               h. An Account Receivable with respect to which the sale giving rise thereto is on a bill-and-hold, sale-and-return, sale on approval, consignment or other repurchase or return basis; or
               i. An Account Receivable with respect to which the Account Debtor is the United States of America or any department, agency or office thereof unless Borrower assigns its right to payment of such Account Receivable to Bank in accordance with the Federal Assignment of Claims Act of 1940; or
               j. An Account Receivable to the extent that the Account Debtor has paid or advanced to Borrower any deposit or other advance in respect of the payment thereof; or
               k. An Account Receivable to the extent that the Account Debtor has earned or accrued, or is due, any rebate, credit or other allowance by Borrower except for credits and allowances given in the ordinary course of business consistent with past business practices; or
               l. An Account Receivable to the extent of any amounts owed by Borrower to such Account Debtor; or
               m. An Account Receivable in which Bank does not possess a valid and perfected first priority security interest; or
               n. An Account Receivable owing by an Account Debtor located in a jurisdiction in which Borrower has not complied with any laws which might restrict Borrower’s ability to collect such Account Receivable; or
               o. An Account Receivable which Bank, in its reasonable credit judgment, excludes from the calculation of the Borrowing Base under Section 2.1.13. hereof; or
               p. An Account Receivable owing by a single Account Debtor that is delinquent on fifty percent (50%) or more on such Account Debtor’s Account Receivables.
     “Disqualified Inventory” means:
               a. Inventory in which Bank does not possess a valid and perfected first priority security interest; or
               b. Inventory which is not in good, saleable and readily usable condition or is obsolete or unmerchantable; or
               c. Inventory which is located outside of, or in transit to, the United States of America; or
               d. Inventory which has been produced in violation of the Fair Labor Standards Act and subject to the so-called “hot goods” provisions contained in 29 U.S.C. 215 (a); or

               e. Inventory with respect to which any covenant, representation or warranty set forth in this Agreement has been breached; or
               f. Inventory which Bank, in its reasonable credit judgment, excludes from the calculation of the Borrowing Base under Section 2.1.13. hereof.
     “Distributions” means the payment of any Dividend or other distribution in respect of the membership interests of a limited liability company or capital stock of a corporation in cash or other property (excepting distribution in the form of such stock) or the redemption or acquisition of any membership interest, capital stock or security of a limited liability company or a corporation.
     “Dividend” or “Dividends” means the payment of any dividend or other distribution in respect of the capital stock of a corporation in cash or other property (excepting distribution in the form of such stock) or the redemption or acquisition of any capital stock or security of a corporation.
     “Drawing” or “Drawings” means any payment(s) or disbursement(s) made by Bank under any Letter of Credit or any Letter of Credit Guaranty issued by Bank for the account of Borrower honoring any demand for payment presented by the Beneficiary of such Letter of Credit or such Letter of Credit Guaranty in accordance with the terms thereof.
     “Eligible Account Receivable” means an Account Receivable which is NOT a Disqualified Account Receivable.
     “Eligible Inventory” means that portion of Borrower’s Inventory which is NOT Disqualified Inventory.
     “Encumbrance or “Encumbrances” means any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, lessor’s interest under a financing lease or any analogous arrangements in any of Borrower’s properties or assets, intended as, or having the effect of, security.
     “Environmental Certificate” has the meaning set forth in Section 5.2.11. hereof.
     “Environmental Laws” means any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Federal, state or local governmental body, instrumentality or agency pertaining to the environment, including without limitation, the Clean Water Act, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), and as may be further amended (all together herein called “CERCLA”), the Federal Water Pollution Control Amendments, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, and any comparable or similar environmental laws of the State of Connecticut and any other state in which Borrower maintains business premises. Likewise, the terms “hazardous substance,” “release,” and

“threatened release” herein referenced in connection with Environmental Laws shall have the meanings specified in CERCLA and the terms “solid waste” and “dispose” (or “disposed”) shall have the meanings specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined therein, such broader meaning shall apply subsequent to the effective date of such amendment, and provided further that, to the extent the laws of any state which establish a meaning for “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.
     “Equipment” means all of Borrower’s machinery, equipment, office machinery, furniture, trade fixtures, conveyors, tools, materials, storage and handling equipment, computer equipment and hardware, including central processing units, terminals, drives, memory units, printers, keyboards, screens, peripherals and input or output devices, automotive equipment, trucks, molds, dies, stamps, motor vehicles and other equipment of every kind and nature.
     “ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder; collectively, as the same may from time to time be supplemented or amended and remain in effect.
     “Eurodollar Office” shall mean, initially, the Bank’s office in New Britain, Connecticut, and thereafter such other office or offices of Bank or its affiliate (as designated from time to time by notice from Bank) through which the Libor Rate is determined. A Eurodollar Office may be, at the option of the Bank, either a domestic or foreign office.
     “Event of Default” has the meaning set forth in Section 11. hereof.
     “Extension of Credit” means any Loan, Letter of Credit, Letter of Credit Guaranty or any other loan, advance or extension of credit by Bank to Borrower under this Agreement or the Other Documents.
     “Financial Statement” or “Financial Statements” means, as of any date, or with respect to any period, as applicable, a financial report or reports consisting of (i) a balance sheet; (ii) an income statement; (iii) a statement of cash flow, and (iv) a statement of changes in stockholders’ equity or member’s equity, as the case may be.
     “Fiscal Quarter” means a thirteen/fourteen (13/14) week period ending on a Saturday designated by Borrower, usually ending on the Saturday closest to March 31, June 30, September 30 and December 31.
     “Fiscal Year” means the twelve (12) month accounting period of Borrower commencing on the day after the previous Fiscal Year ends and ending on the Saturday closest to December 31 of each calendar year.
     “Following Business Day Convention” means the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day and provides that, in such event, such date shall be adjusted to the first following day that is a Business Day, except that if such following day shall be a day in the following month, such date shall be adjusted to the immediately preceding Business Day.
     “GAAP” means generally accepted accounting principles as set forth in Statement on Auditing Standards No. 69 entitled “The Meaning of `Present Fairly in Conformity with Generally Accepted Accounting Principles’ in the Independent Auditor’s Report” issued by the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.
     “Governmental Authority” means any Federal, state, local or foreign court, commission or tribunal, or governmental, administrative or regulatory agency, department, authority, instrumentality or other body.
     “Government Contract” means any contract for the purchase of goods or services by the United States of America or any department, agency or office thereof.
     “Government Obligations” means securities which are general obligations of the United States of America or which are unconditionally guaranteed by the United States of America as to timely payment of principal and interest.
     “Guarantees” means, as applied to Borrower and its Subsidiaries, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of any other Person, whether or not reflected on the consolidated balance sheet of Borrower and its Subsidiaries, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.
     “Guarantor” means, individually and collectively, any Person who guarantees the Obligations of Borrower to Bank.
     “Guaranty” means any guaranty executed by a Guarantor.
     “Hazardous Materials” means (i) any chemical, compound, material, mixture or substance that is now or hereafter defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, or “toxic substances” or terms of similar import under any applicable Federal, state or local law or under the regulations adopted or promulgated pursuant thereto, including, without limitation, Environmental Laws; (ii) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which (a) could pose a hazard to any properties or assets of Borrower or its Subsidiaries or (b) could cause any of such properties or assets to be in violation of any Environmental Laws;

(iii) asbestos in any form, urea formaldehyde foam insulation, electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; and (iv) any other chemical, material or substance, exposure to, or disposal of, which is now or hereafter prohibited, limited or regulated by any Federal, state or local governmental body, instrumentality or agency.
     “Hedging Contracts” means interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between Borrower and Bank and designed to protect Borrower against fluctuations in interest rates or currency exchange rates, including without limitation, the Interest Rate Protection Agreement.
     “Hedging Obligations” means, with respect to Borrower, all liabilities of Borrower to Bank under Hedging Contracts.
     “Indebtedness” means, as applied to any Person, without duplication: (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services if the purchase price is due more than six months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (e) all indebtedness secured by any Encumbrance on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.
     “Interest Period” means, with respect to each Libor Loan, the period commencing on the date of the making or continuation of such Libor Loan and ending one (1) month thereafter.
provided, however, that:
               (i) any Interest Period (other than an Interest Period determined pursuant to clause (iv) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
               (ii) if Borrower has incurred Hedging Obligations with Bank in connection with any Loan, the Interest Period shall be of the same duration as the relevant period set under the applicable Hedging Contract;
               (iii) any Interest Period applicable to a Libor Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iv) below, end on the last Business Day of a calendar month; and

               (iv) any Interest Period that would otherwise end after the Term Loan Maturity Date or the Mortgage Loan Maturity Date shall end on the Term Loan Maturity Date or Mortgage Loan Maturity Date, respectively.
     “Interest Rate Protection Agreement” means collectively, the Term Loan Interest Rate Protection Agreement and the Mortgage Loan Interest Rate Protection Agreement.
     “Inventory” means all goods, merchandise, raw materials, supplies, work in process, finished goods and other tangible personal property held by Borrower for processing, sale or lease or furnished or to be furnished by Borrower under contracts of service or to be used or consumed in Borrower’s business.
     “Investment” means, as applied to Borrower and its Subsidiaries, the purchase or acquisition of (i) any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other Person, or (ii) all or any material portion of the properties and assets of any Person, any loan, advance or extension of credit to, or contribution to the capital of, any other Person, any real estate held for sale or investment, any commodities futures contracts held other than in connection with bona fide hedging transactions, any other investment in any other Person, and the making of any commitment or acquisition of any option to make an Investment.
     “Letter of Credit” or “Letters of Credit” means any letter(s) of credit issued by Bank for the account of Borrower or its Subsidiaries and shall include any Letter of Credit as it may be amended, modified or extended from time to time.
     “Letter of Credit Application” has the meaning set forth in Section 2.3.2 hereof.
     “Letter of Credit Guaranty” means a guaranty issued by Bank or a Bank Affiliate to guaranty the payment of a letter of credit to a Bank which has issued such letter of credit for the account of Borrower or a Subsidiary of Borrower.
     “Libor Loan” means any portion of the Mortgage Loan or Term Loan bearing interest at a rate determined by reference to the One Month Libor.
     “Libor Rate” means the One Month Libor.
     “Line of Credit” has the meaning set forth in Section 2.1.1. hereof.
     “Loan” means the Term Loan, the Mortgage Loan or any Revolving Loan.
     “Loan Account” means the account established by Borrower with Bank or a Bank Affiliate for purposes of administering the Line of Credit.
     “Loans” means the Term Loan, the Mortgage Loan and any Revolving Loan.
     “London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.

     “Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or (ii) a material adverse effect on the ability of Borrower to perform its obligations under this Agreement, the Notes or the Other Documents or the ability of Bank to enforce or collect any of the Obligations including the obligations of Guarantor to perform, or of Bank to enforce, any Guaranty. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such an effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.
     “Mortgage” means that certain Open-End Mortgage Deed and Security Agreement dated the date hereof and executed by Property Owner to and for the benefit of Bank encumbering the Property.
     “Mortgage Note” has the meaning set forth in Section 2.2.2. hereof.
     “Mortgage Loan” has the meaning set forth in Section 2.2.1. hereof.
     “Mortgage Loan Interest Rate Protection Agreement” has the meaning set forth in Section 2.2.8.
     “Mortgage Loan Maturity Date” means May 27, 2019.
     “Note” means the Term Note, the Mortgage Note or the Revolving Credit Note.
     “Notes” means the Term Note, the Mortgage Note and the Revolving Credit Note.
     “Notice of Borrowing” has the meaning set forth in Section 2.1.2.
     “Obligations” means any and all loans, advances, indebtedness, liabilities, obligations, covenants or duties of Borrower to Bank of any kind or nature, including obligations to pay money and to perform acts or refrain from taking action, whether arising under a loan, lease, credit card, line of credit, letter of credit, guaranty, indemnity, confirmation, acceptance, currency exchange, Hedging Contract, interest rate protection arrangement, overdraft or other type of financing arrangement, and any and all extensions and renewals thereof, and modifications and amendments thereto, whether in whole or in part, whether created directly by Bank or acquired by assignment, purchase, discount or otherwise, whether any of the foregoing are direct or indirect, joint or several, absolute or contingent under, due or to become due, now existing or hereafter arising, whether any present or future agreement or instrument, and whether or not evidenced by a writing and specifically including but not being limited to (i) the unpaid principal amount outstanding at any time under the Notes, plus all accrued and unpaid interest thereon, together with all fees, expenses, including attorneys’ fees, penalties, and other amounts owing by or chargeable to by Borrower under this Agreement, the Notes, any Hedging Contracts or the Other Documents.

     “One Month LIBOR” means the rate for deposits in U.S. Dollars for a period equal to one month which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the day that is two London Banking Days preceding that Reset Date. If such rate does not appear on the Reuters Screen LIBOR01 Page, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in London, selected by TD Bank, N.A., for a period equal to one month, as of 11:00 AM, London time, on the day that is two London Banking Days prior to the Reset Date.
     “Other Documents” means the Collateral Disclosure List, the Notes, the Security Agreement, the Environmental Certificate, the Mortgage, the Letter of Credit Applications, the Subordination Agreement, and all Hedging Contracts, and any other document, agreement or instrument executed by Borrower in connection with any Extension of Credit and any and all amendments, modifications and supplements thereto.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or part of its functions under ERISA.
     “Permitted Encumbrances” has the meaning set forth in Section 8.5. hereof.
     “Permitted Indebtedness” has the meaning set forth in Section 8.1. hereof.
     “Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature, whether public or private.
     “Plan” means, at any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group or (ii) if such plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one (1) employer makes contributions and to which Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.
     “Post Closing Matters” has the meaning set forth on Section 11.1.(l) hereof.
     “Premises” means any premises leased by the Borrower and/or at which any Collateral is located, including, without limitation, the Property and the real property known as 21 Spring Lane, Farmington, Connecticut.
     “Prime Rate” means the highest prime rate published in the money section of the Wall Street Journal, in effect from time to time. The Bank shall not be required to notify Borrower of adjustments in said interest rate.
     “Prime Rate Loan” means any Loan bearing interest determined by reference to the Prime Rate.

     “Property” means the real property and improvement thereon located at 275 Richard Street, Newington, Connecticut.
     “Property Owner” means EDAC Technologies Corporation, a Wisconsin corporation.
     “Qualification” means, with respect to any report of independent public accountants covering any Financial Statements of Borrower and its Subsidiaries, a qualification to such report (such as a “subject to” or “except for” statement therein) (i) resulting from a limitation on the scope of examination of the Financial Statements or the underlying data; (ii) as to the capability of the Person whose Financial Statements are certified to continue operations as a going concern; or (iii) which could be eliminated by changes in the Financial Statements or notes thereto covered by such report (such as, by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would constitute of and Event of Default; provided that neither of the following shall constitute a Qualification: (a) a consistency exception relating to a change in accounting principles with which the independent public accountants for the Person whose Financial Statements are being examined have concurred or (b) a qualification relating to the outcome or disposition of any uncertainty, including but not limited to threatened litigation, pending litigation being contested in good faith, pending or threatened claims or other contingencies, the impact of which litigation, claims, contingencies or uncertainties cannot be determined with sufficient certainty to permit certification in such Financial Statements.
     “Qualified Investments” means, as applied to Borrower and its Subsidiaries, investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (ii) certificates of deposit or other deposit instruments or accounts of Banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least ONE HUNDRED MILLION AND NO/100 DOLLARS ($100,000,000.00); (iii) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or their successors; and (iv) any repurchase agreement secured by any one (1) or more of the foregoing.
     “Reimbursement Obligations” means, as of any date as of which the amount thereof shall be determined, the aggregate obligation of Borrower, as of such date, to reimburse Bank in respect of Letters of Credit in accordance with Section 2.3. hereof.
     “Release” means any release, emission, disposal, leaching, or migration into the environment, (including, without limitation, the abandonment or disposal of any barrels, containers, or other closed receptacles containing any Hazardous Materials), or into or out of any property owned, occupied or used by Borrower.
     “Reportable Event” means any of the events described in Section 4043(b) of ERISA.
     “Reset Date” means the 27th of each month.

     “Reuters Screen” means, when used in connection with any designated page, the display page so designated on the Reuters service, or any Successor Source.
     “Revolving Credit Commitment Amount” means SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000.00) or any lesser amount, including zero (0), resulting from a reduction or termination of such amount in accordance with Section 2.1.7. or Section 12.1.
     “Revolving Credit Note” has the meaning set forth in Section 2.1.3. hereof.
     “Revolving Credit Period” means the period beginning on the Closing Date and extending through and including the Revolving Credit Termination Date or such earlier date on which the obligation of Bank to make Revolving Loans is terminated or the Revolving Credit Commitment Amount is reduced to zero (0) in accordance with the terms hereof.
     “Revolving Credit Termination Date” means July 31, 2011, and any subsequent date to which the Revolving Credit Termination Date may be extended under Section 2.1.8. hereof.
     “Revolving Loan” means the loan(s) and advance(s) which Borrower requests or is deemed to have requested pursuant to Section 2.1.1. hereof.
     “Security Agreement” means the security agreement to be executed and delivered by Borrower in favor of Bank, as it may be amended, modified or supplemented from time to time.
     “Security Value of Accounts Receivable” means, as of any date as of which the amount thereof shall be determined, eighty percent (80%) (or such lesser percentage as Bank may determine in its reasonable credit judgment) of the Eligible Account Receivables of Borrower as of the date of determination.
     “Security Value of Inventory” means, as of any date as of which the amount thereof shall be determined, the lesser of (i) fifty percent (50%) (or such lesser percentage as Bank may determine from time to time in its reasonable credit judgment) of Borrower’s Eligible Inventory as of the date of determination valued on a first in first out basis at the lower of cost or market value into, or (ii) THREE MILLION AND 00/100 DOLLARS ($3,000,000.00).
     “Solvent” means, when used with respect to any Person, that as of the date as to which the Person’s solvency is to be determined:
               (a) the fair saleable value of such Person’s properties and assets is in excess of the total amount of its liabilities (including contingent liabilities) as they become absolute and matured;
               (b) it has sufficient capital to conduct its business; and
               (c) it is able to meet its debts as they mature.

     “Subordination Agreement” means the meaning set forth in Section 7.20. hereof.
     “Subordinated Indebtedness” means Indebtedness, whether now existing or hereafter arising, with respect to which the payment of the principal of and interest on is expressly subordinated in right of payment, in form and on terms approved by Bank in writing, to the prior payment in full of the Obligations.
     “Subsidiary” means any Person of which fifty percent (50%) or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such Person is held or controlled by Borrower or a Subsidiary of Borrower; or any other such organization the management of which is directly or indirectly controlled by Borrower or Subsidiary of Borrower through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which Borrower has a fifty percent (50%) or more ownership interest. The term “control” (and its correlative meanings “controlled by” and “under common control with”) as used in this Section 1. means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.
     “Successor Source” means, in relation to any display page, other published source, information vendor or provider: i) the successor display page, other published source, information vendor or provider that has been officially designated by the sponsor of the original page or source; or (ii) if the sponsor has not officially designated a successor display page, other published source, service or provider (as the case may be), the successor display page, other published source, service or provider, if any, designated by the relevant information vendor or provider (if different from the sponsor).
     “Telerate Page 3750” means the display designated as “Page 3750” on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar Deposits).
     “Term Note” has the meaning set forth in Section 2.4.2. hereof.
     “Term Loan” has the meaning set forth in Section 2.4.1. hereof.
     “Term Loan Interest Rate Protection Agreement” has the meaning set forth in Section 2.4.8. hereof.
     “Term Loan Maturity Date” means May 27, 2014.
     “Uniform Customs and Practice” means the Uniform Customs and Practice for Documentary Credits (1993) Revision, International Chamber of Commerce Publication No. 500.

SECTION 2. THE CREDIT FACILITIES
     Section 2.1. Line of Credit.
          Section 2.1.1. Revolving Loans. Upon the execution of this Agreement, Bank agrees to extend to Borrower a line of credit, so that as long as no Default or Event of Default has occurred and is continuing, Borrower may borrow, repay and reborrow, on a revolving basis in one (1) or more Revolving Loans from time to time prior to the close of business on the Revolving Credit Termination Date, amounts which together with the amount of (i) Credits Outstanding, and (ii) unpaid Reimbursement Obligations, do not exceed in the aggregate at any one time outstanding the lesser of (i) the Borrowing Base, or (ii) the Revolving Credit Commitment Amount (the “Line of Credit”). Bank shall have the right, in its reasonable credit judgment, to deem any payments, deposits, guaranties or indemnifications made by Bank under any acceptance, guaranty or similar instrument to be Revolving Loans, and Bank may, in its reasonable credit judgment, establish such reserves as it deems appropriate against any present or future obligation of Bank to make payment, to deposit or to perform in respect of any of the same. Bank may, in its reasonable credit judgment, fund such reserves and/or charge the same to the Loan Account at such time as it deems appropriate. Notwithstanding any provision of this Agreement to the contrary, all Revolving Loans and other payments, deposits, guaranties or indemnifications deemed to be Revolving Loans by Bank hereunder, shall constitute one obligation of Borrower to Bank, secured by Bank’s security interest in the Collateral.
          Section 2.1.2. Notice of Borrowing. Whenever Borrower desires to obtain a Revolving Loan, Borrower shall notify Bank by telex, telegraph or telephone received no later than 11:00 a.m. (Connecticut time) on the same Business Day on which the requested Revolving Loan is to be made. Such notice shall specify the effective date and amount of each Revolving Loan, subject to the limitations set forth. Each such notification (a “Notice of Borrowing”) shall be immediately followed by a written confirmation thereof by Borrower in substantially the form of Exhibit A hereto; provided, however, that if such written confirmation differs in any material respect from the action taken by Bank, the records of Bank shall control absent manifest error. Subject to the terms and conditions of this Agreement, Bank shall make each Revolving Loan on the effective date specified therefor by crediting the amount of such Revolving Loan to the Loan Account.
               Section 2.1.3. Revolving Credit Note. Revolving Loans shall be evidenced by a promissory note executed by Borrower in substantially the form attached hereto as Exhibit B (the “Revolving Credit Note”), with all blanks therein appropriately completed, payable to the order of Bank, which Revolving Credit Note is hereby incorporated herein by reference and made a part hereof.
          Section 2.1.4. Payment of Principal. The aggregate unpaid principal amount of all Revolving Loans, together with accrued and unpaid interest thereon, as evidenced by the Revolving Credit Note, shall, unless sooner accelerated by Bank following the occurrence of an Event of Default, be repaid by Borrower on the Revolving Credit Termination Date.

          Section 2.1.5. Interest. Each Revolving Loan shall bear interest at a variable annual rate equal to the greater of, (i) the Prime Rate plus Zero Percent (0%), which rate shall change contemporaneously with any change in the Prime Rate, or (ii) Four Percent (4%). Such interest shall be payable on the first day of each month commencing June 1, 2009 and continuing until such Revolving Loan is due (whether at maturity, by reason of acceleration or otherwise).
          Section 2.1.6. Record of Revolving Loans. Each Revolving Loan shall be recorded on the books maintained by Bank with respect to the Loan Account by Bank. Bank shall also record on such books all payments made by Borrower on the Revolving Credit Note, interest and expenses and other appropriate debits and credits as herein provided. Bank shall from time to time render and send to Borrower a statement of the Loan Account showing the outstanding aggregate principal balance of the Revolving Credit Note, together with interest and other appropriate debits and credits as of the date of the statement. The statement of Loan Account shall be considered correct in all respects and accepted by and be conclusively binding upon Borrower unless Borrower makes specific written objections thereto within sixty (60) days after the date the statement of the Loan Account is received or later presents objective evidence demonstrating a manifest error by Bank in the preparation of the statement of the Loan Account. Bank may also record and endorse on Schedule A attached to and forming a part of the Revolving Credit Note appropriate notations evidencing (i) the date and amount of each Revolving Loan to be evidenced by the Revolving Credit Note and (ii) the date and amount of each payment of principal made by Borrower with respect thereto; provided, however, that the failure of Bank to make such notation shall not limit or otherwise affect the obligations of Borrower under the Revolving Credit Note or this Agreement. Bank is hereby irrevocably authorized by Borrower to so endorse such Schedule A and to attach to and make a part of the Revolving Credit Note a continuation of such Schedule A as and when required.
          Section 2.1.7. Termination. The Line of Credit and Bank’s obligation to lend thereunder shall terminate on the Revolving Credit Termination Date (or sooner pursuant to Section 12 hereof), at which point all of the sums due and owing under the Line of Credit shall be immediately due and payable, unless the Line of Credit is renewed in accordance with Section 2.1.8. hereof.
          Section 2.1.8. Renewal. Bank may, in its sole and absolute discretion, upon written agreement with Borrower, renew the Line of Credit for additional periods of time on such terms and conditions as it may elect. In the event of the renewal of the Line of Credit, the Revolving Credit Termination Date shall be extended for a corresponding period.
          Section 2.1.9. Prepayment. The Line of Credit can be prepaid, in whole or in part, at any time without penalty or premium.
          Section 2.1.10. Use of Proceeds. Revolving Loans shall be used solely for the future working capital needs of Borrower and for issuance of letters of credit including a Letter of Credit to the seller of the Property.
          Section 2.1.11. Mandatory Prepayment. If for any reason at any time the outstanding aggregate principal amount of all Revolving Loans shall exceed the Borrowing Base in effect from time to time, then any such excess amount shall, at Bank’s election, be due and payable on demand.
          Section 2.1.12. Joint and Several Obligations Borrower acknowledges and agrees that the Line of Credit is a joint credit facility extended by Bank for the joint needs of each Borrower and their Subsidiaries. Each Borrower acknowledges and agrees that their liability under this Agreement, the Revolving Credit Note and the Other Documents in respect of the Obligations is joint and several.
          Section 2.1.13. Calculation of Borrowing Base. The Borrowing Base as of any time shall be calculated by Bank using the most recent Borrowing Base Certificate and other financial reports delivered by Borrower to Bank under Section 7.1.7. hereof. Bank shall have the right, in its reasonable credit judgment, and at any time and for any reason, to exclude any items, types or categories of Accounts Receivable or Inventory from the Borrowing Base and to reduce the dollar amount of (i) Eligible Accounts Receivable by the amount of discounts, credits, allowances and returns of any kind then outstanding, issued, granted, owing, accrued or liable to be accrued or (ii) Eligible Inventory by the amount of special order goods, advertising, packaging, parts, supplies, tooling or similar items. Any Accounts Receivable or Inventory which have been so excluded as well as any Accounts Receivable or Inventory which are or have become Disqualified Accounts Receivable or Disqualified Inventory for any other reason shall remain as collateral for the Obligations notwithstanding such exclusion or disqualification.
     Section 2.2. Mortgage Loan.
          Section 2.2.1. Amount of Loan. Upon the execution of this Agreement, Borrower agrees to borrow from Bank, and Bank agrees to lend to Borrower, the principal amount of TWO MILLION SIX HUNDRED FORTY THOUSAND AND 00/100 DOLLARS ($2,640,000.00) (the “Mortgage Loan”).
          Section 2.2.2. Mortgage Note. The Mortgage Loan shall be evidenced by a promissory note executed by Borrower in substantially the form attached hereto as Exhibit C (the “Mortgage Note”), with all blanks therein appropriately completed and payable to the order of Bank, which Mortgage Note is hereby incorporated by reference and made a part hereof.
          Section 2.2.3. Payment of Principal . Fixed monthly payments of principal, based upon a twenty (20) year amortization schedule, as specified in the amortization schedule attached hereto as Schedule 2.2.3, will be due on the 27th day of each month commencing June 27, 2009, subject to adjustment in accordance with the Following Business Day Convention, until the Mortgage Loan Maturity Date, when all outstanding principal and accrued and unpaid interest under the Mortgage Loan shall be due and payable in full.
          Section 2.2.4. Interest.
          (a) The unpaid principal amount of the Mortgage Loan shall bear interest at an adjustable annual rate equal to the One Month Libor (London Interbank Offered Rate), plus three percentage points (3.00%). As long as no Default or Event of Default shall have occurred and be continuing, and subject to the terms of any applicable Hedging Contract with respect to the Mortgage Loan, if any Libor Loan is outstanding on the last day of the then current Interest Period applicable thereto, such Libor Loan shall be automatically continued, subject to the definition of the term “Interest Period,” for an additional Interest Period which matches the then current Interest Period applicable to such Libor Loan.
          (b) Interest on the unpaid principal amount of the Mortgage Loan shall be due and payable commencing June 27, 2009 and continuing on the same day of each succeeding calendar month thereafter until the entire outstanding principal amount of the Mortgage Loan shall be paid in full.
          Section 2.2.5. Prepayment of Mortgage Loan.
          (a) With respect to the Mortgage Loan, Borrower may prepay a Libor Loan only upon at least three (3) Business Days prior written notice to Bank (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the Interest Period for such Libor Loan. Borrower shall pay to Bank, upon request of Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of Bank) to compensate it for any loss, cost, or expense incurred as a result of: (i) any payment of a Libor Loan on a date other than the last day of the Interest Period for such Loan; and (ii) any failure by Borrower to pay a Libor Loan on the date due. Without limiting the foregoing, Borrower shall pay to Bank a “Libor Loan Prepayment Fee” in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the Interest Period as to which the prepayment is made, shall be subtracted from the Libor Rate in effect at the time of prepayment, plus the margin applicable thereto. If the result is zero or a negative number, there shall be no Libor Loan Prepayment Fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the Interest Period as to which prepayment is made. The resulting amount shall be the Libor Loan Prepayment Fee due to Bank upon the prepayment of a Libor Loan. If by reason of an Event of Default, Bank elects to declare the Mortgage Note to be immediately due and payable, then any Libor Loan Prepayment Fee with respect to a Libor Loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.
          (b) Borrower shall indemnify Bank against any Breakage Costs as well as any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any repayment or prepayment of the principal amount of any Libor Loans on a date other than the scheduled last day of the Interest Period applicable thereto or otherwise in violation of any Hedging Contract as more particularly set forth in such Hedging Contract.
          (c) All prepayments shall be applied first to all fees, costs, expenses incurred by the Bank pursuant to this Agreement, then to any late charges, then to accrued and unpaid interest as of the date of such prepayment and the remainder to installments of principal due hereunder in inverse order of maturity. No amount prepaid by the Borrower with respect to the Mortgage Loan may be reborrowed.
          Section 2.2.6. Maturity. Except where this Agreement or any instrument evidencing indebtedness hereunder provides that the obligations of Borrower shall become due upon any earlier date and notwithstanding any applicable provision permitting repayment at a later date, the Mortgage Loan shall become fully and finally due and payable on the Mortgage Loan Maturity Date.
          Section 2.2.7. Use of Proceeds. The proceeds of the Mortgage Loan shall be used to purchase the Property.
          Section 2.2.8. Mortgage Loan Interest Rate Protection Agreement. Borrower has entered into a certain ISDA Master Agreement (together with the confirmation thereof and all schedules thereto, and as may be amended or substituted from time to time, the “Mortgage Loan Interest Rate Protection Agreement”) dated as of May 27, 2009 with the Bank in order to eliminate the risk with respect to fluctuation of the interest rate in connection with the Mortgage Loan. The Mortgage Loan Interest Rate Protection Agreement shall be effective as of such date with the payment terms and the fixed rate as referenced therein to commence on May 27, 2009 and shall continue until May 27, 2014 and shall, at all times, be in a notational amount sufficient to cover the entire outstanding principal amount of the Mortgage Loan. If the Mortgage Loan Interest Rate Protection Agreement shall expire prior to May 27, 2014 and leave any principal of the Mortgage Loan uncovered thereby, or if for any other reason any principal portion of the Mortgage Loan shall be uncovered by the Mortgage Loan Interest Rate Protection Agreement during the period of time commencing on May 27, 2009 and ending May 27, 2014, such uncovered amount shall be immediately due and payable. All costs, expenses, penalties and indemnity obligations that may be incurred by Bank as a result of the Borrower’s default under, or termination of, the Mortgage Loan Interest Rate Protection Agreement, including but not limited to the costs of unwinding the Mortgage Loan Interest Rate Protection Agreement, shall be (a) subject to immediate reimbursement by the Borrower pursuant to the terms hereof and to the Mortgage Loan Interest Rate Protection Agreement, and (b) secured by the Security Agreement and all Other Documents.
     Section 2.3. Letters of Credit.
          Section 2.3.1. Issuance. Upon the execution of this Agreement, and as long as no Default or Event of Default has occurred and is continuing, Bank, either directly or through a Bank Affiliate, hereby agrees to issue, extend, amend or renew Letters of Credit or Letter of Credit Guaranties from time to time after the Closing Date until the Revolving Credit Termination Date, either directly or through a Bank Affiliate, for the account of Borrower; provided, however, that the amount of each requested Letter of Credit or Letter of Credit Guaranty, when added to the aggregate amount of all Revolving Loans, all Credits Outstanding and all unpaid Reimbursement Obligations and other payments, deposits, guaranties or indemnifications deemed to be Revolving Loans under Section 2.1.1. hereof, does not exceed the lesser of the Borrowing Base or the Revolving Credit Commitment Amount in effect from time to time and provided, further, that the aggregate amount of Credits Outstanding and unpaid Reimbursement Obligations (after taking into account the amount of the requested Letter of Credit or Letter of Credit Guaranty) shall not exceed TWO MILLION SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($2,700,000.00). Notwithstanding the foregoing, the issuance of each Letter of Credit or Letter of Credit Guaranty other than documentary letters of credit shall be made on a case by case basis in the sole and absolute discretion of Bank other than the issuance of the letter of credit at Closing to the seller of the Property.
          Section 2.3.2. Application. Borrower shall request the issuance of a Letter of Credit or Letter of Credit Guaranty by its execution and delivery to Bank of an application in such form as Bank may require from time to time (the “Letter of Credit Application”). If the Letter of Credit Application is acceptable to Bank, in its sole and absolute discretion, then Bank shall prepare the Letter of Credit or the Letter of Credit Guaranty in accordance with the instructions set forth in the Letter of Credit Application and, provided that there is adequate availability under the Line of Credit as set forth in Section 2.3.1. above, issue the Letter of Credit or the Letter of Credit Guaranty to the Beneficiary thereof unless otherwise instructed by Borrower. Borrower acknowledges and agrees that Bank shall have no obligation to issue any Letter of Credit or any Letter of Credit Guaranty which provides for an expiration date later than thirty (30) days prior to the Revolving Credit Termination Date.
          Section 2.3.3. Reimbursement. Borrower hereby acknowledges and agrees that it shall be obligated to reimburse Bank in respect of obligations under Letters of Credit and Letter of Credit Guaranties:
          (a) except as otherwise provided in this Agreement, or the applicable Letter of Credit Application, on each date that any Drawing is honored by Bank or a Bank Affiliate, Bank or a Bank Affiliate or otherwise makes a payment with respect thereto, and only to the extent that such Drawing is not deemed to be a Revolving Loan under Section 2.1.1. hereof, (i) the amount paid by Bank or a Bank Affiliate under or with respect to such Drawing, and (ii) the amount of any taxes, fees, charges or other reasonable costs and expenses whatsoever incurred by Bank or any Bank Affiliate in connection with any payment made by Bank or a Bank Affiliate under, or with respect to, such Letter of Credit or the Letter of Credit Guaranty;
          (b) upon the reduction (but not termination) of the Revolving Credit Commitment Amount to an amount less than the sum of (i) all Revolving Loans and amounts deemed to be Revolving Loans as of such date and Credits Outstanding as of such date plus (ii) the amount of unpaid Reimbursement Obligations as of such date, an amount equal to any such difference, which amount shall be held by Bank as cash collateral for all Reimbursement Obligations; and
          (c) upon the termination of the Revolving Credit Commitment Amount, or the acceleration of the Reimbursement Obligations in accordance with Section 12.1. hereof, an amount equal to the sum of (i) Credits Outstanding as of such date plus (ii) the amount of unpaid Reimbursement Obligations as of such date, which amount shall be held by Bank as cash collateral for all Reimbursement Obligations.
Borrower shall pay interest on any amounts due and payable under this Section 2.3.3. from the date such amounts are payable (whether at maturity, by acceleration or otherwise) until paid in full at the rate of interest applicable to Revolving Loans for three (3) days and, thereafter, at the Default Rate applicable to the Revolving Loans.
          Section 2.3.4. Debit to Line of Credit. Bank shall be entitled, in its sole and absolute discretion, to debit the amount of any Drawing as well as any fees, costs and expenses incurred by Bank or a Bank Affiliate in connection with such Drawing against the Line of Credit and deem such amount to be Revolving Loans under Section 2.1.1. hereof.
          Section 2.3.5. Termination of Obligation. The obligation of Bank to issue Letters of Credit or Letter of Credit Guaranties under this Section 2.3. shall terminate thirty (30) days prior to the Revolving Credit Termination Date or any renewal thereof.
          Section 2.3.6. Obligations Absolute. The obligations of Borrower with respect to Letters of Credit or Letter of Credit Guaranties issued under this Agreement shall be unconditional and irrevocable, shall be paid strictly in accordance with the terms of this Agreement under all circumstances and shall not be reduced by: (a) any lack of validity or enforceability of any document executed between Borrower and a Beneficiary; (b) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a Beneficiary or any transferee of a Letter of Credit or Letter of Credit Guaranties (or any Persons for which such Beneficiary or any such transferee may be acting), against Bank, or against any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; and (c) any statement or any other document presented under a Letter of Credit or Letter of Credit Guaranties proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, unless Bank had actual knowledge (without any investigation having been made) that such statement or other document was forged, fraudulent, invalid or insufficient.
          Section 2.3.7. Indemnification. Borrower hereby indemnifies and holds Bank and any Bank Agents, harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable legal fees and expenses) which Bank or any Bank Agents may incur or which may be claimed against Bank by any Person by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make lawful payment under, a Letter of Credit or Letter of Credit Guaranties; provided, however, that Borrower shall not be required to indemnify Bank or any Bank Agents for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by Bank’s (i) failure to act in good faith and in conformity with such laws, regulations or commercial or banking customs, as Bank may reasonably deem to be applicable, or (ii) honoring a Drawing on a Letter of Credit or Letter of Credit Guaranty issued hereunder when at the time of such honoring Bank had actual knowledge (without any investigation having been made) that such Drawing was forged, fraudulent, invalid or insufficient. Nothing in this Section 2.3.7. is intended to limit Borrower’s obligations hereunder. Without prejudice to the survival of any other obligation of Borrower hereunder, the indemnities and obligations of Borrower contained in this Section 2.3.7. shall survive the payment in full of the Obligations. In case any claim is asserted or any action or proceeding is brought against Bank or any Bank Agents, Bank or any such Bank Agents shall promptly notify Borrower of such claim, action or proceeding and Borrower shall resist, settle or defend with counsel reasonably acceptable to Bank, such claim, action or proceeding. If, within ten (10) days of

Borrower’s receipt of such notice, Borrower does not commence and continue to prosecute the defense of such claim, action or proceeding, Bank, or any such Bank Agents, may retain legal counsel to represent it in such defense and Borrower shall indemnify Bank, or any such Bank Agents, for the reasonable fees and expenses of such legal counsel. Subject to the foregoing, Bank shall cooperate and join with Borrower, at the expense of Borrower, as may be required in connection with any action taken or defended by Borrower.
          Section 2.3.8. Liability of Bank. Any action, inaction or omission on the part of Bank under or in connection with a Letter of Credit or Letter of Credit Guaranty issued hereunder or related instruments or documents, if in good faith and in conformity with such laws, regulations or commercial or banking customs as Bank may reasonably deem to be applicable, shall be binding upon Borrower, shall not place Bank under any liability to Borrower, shall not affect, impair or prevent the vesting of any of Bank’s rights or powers hereunder or Borrower’s obligation to make full reimbursement to Bank. Borrower assumes all risks of the acts or omissions of a Beneficiary or transferee of a Letter of Credit or Letter of Credit Guaranty with respect to its use of the Letter of Credit or Letter of Credit Guaranty. In furtherance of, and not in limitation of Bank’s rights and powers under the Uniform Customs and Practice, but subject to all other provisions of this Section 2.3. it is understood and agreed that Bank shall not have any liability for and that Borrower assumes all responsibility for: (a) the genuineness of any signature; (b) the form, correctness, validity, sufficiency, genuineness, falsification and legal effect of any draft, certification or other document required by a Letter of Credit or Letter of Credit Guaranty and the authority of the person signing the same; (c) the failure of any instrument to bear any reference or adequate reference to the Letter of Credit or Letter of Credit Guaranty or the failure of any persons to note the amount of any instrument on the reverse of the Letter of Credit or to surrender the Letter of Credit or Letter of Credit Guaranty or otherwise to comply with the terms and conditions of the Letter of Credit or Letter of Credit Guaranty; (d) the good faith or acts of any person other than Bank and its agents and employees; (e) the existence, form, sufficiency or breach of or default under any other agreement or instrument of any nature whatsoever; (f) any delay in giving or failure to give any notice, demand or protest; and (g) any error, omission, delay in or nondelivery of any notice or other communication, however sent. The determination as to whether the required documents are presented prior to the expiration of a Letter of Credit or Letter of Credit Guaranty issued hereunder and whether such other documents are in proper and sufficient form for compliance with the Letter of Credit or Letter of Credit Guaranty shall be made by Bank in its sole and absolute discretion, which determination shall be conclusive and binding upon Borrower.
          Section 2.3.9. Fees. Borrower hereby agrees:
          (a) To pay to Bank or a Bank Affiliate any issuance, drawing, renewal, amendment or other fee or charge customarily assessed by Bank or a Bank Affiliate in connection with any Letter of Credit or Letter of Credit Guaranty. Any such fees shall be paid at the time Borrower becomes obligated to pay any such fee.
          (b) On or prior to the Closing Date, to pay to Bank a Letter of Credit Fee in the amount equal to the product of two percent (2.0%) multiplied by the aggregate amount of Letter of Credit available to be drawn hereunder on the Closing Date, which fee is deemed upon receipt by

Bank fully earned and non-refundable under any circumstance, which is the sole fee for the issuance of the Letter of Credit to the seller of the Property.
     Section 2.4. Term Loan.
          Section 2.4.1. Amount of Term Loan. Upon the execution of this Agreement, Borrower agrees to borrow from Bank, and Bank agrees to lend to Borrower, the principal amount of FOUR MILLION THREE HUNDRED SIXTY THOUSAND AND 00/100 DOLLARS ($4,360,000.00) (the “Term Loan”).
          Section 2.4.2. Term Note. The Term Loan shall be evidenced by a promissory note executed by Borrower in substantially the form attached hereto as Exhibit D (the “Term Note”), with all blanks therein appropriately completed and payable to the order of Bank, which Term Note is hereby incorporated by reference and made a part hereof.
          Section 2.4.3. Payment of Principal. Fixed monthly payments of principal, based upon a seven (7) year amortization schedule, as specified in the amortization schedule attached hereto as Schedule 2.4.3, together with accrued interest on the principal amount of the Term Loan, will be due on the 27th day of each month commencing June 27, 2009, subject to adjustment in accordance with the Following Business Day Convention, until the Term Loan Maturity Date, when all outstanding principal and accrued and unpaid interest under the Term Loan shall be due and payable in full.
          Section 2.4.4. Interest.
          (a) The unpaid principal amount of the Term Loan shall bear interest at an adjustable annual rate equal to the One Month Libor (London Interbank Offered Rate), plus three percentage points (3.00%). As long as no Default or Event of Default shall have occurred and be continuing, and subject to the terms of any applicable Hedging Contract with respect to the Term Loan, if any Libor Loan is outstanding on the last day of the then current Interest Period applicable thereto, such Libor Loan shall be automatically continued, subject to the definition of the term “Interest Period,” for an additional Interest Period which matches the then current Interest Period applicable to such Libor Loan.
          (b) Interest on the unpaid principal amount of the Term Loan shall be due and payable commencing June 27, 2009 and continuing on the same day of each succeeding calendar month thereafter until the entire outstanding principal amount of the Term Loan shall be paid in full.
          Section 2.4.5. Prepayment of the Term Loan.
          (a) With respect to the Term Loan, Borrower may prepay a Libor Loan only upon at least three (3) Business Days prior written notice to Bank (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the Interest Period for such Libor Loan. Borrower shall pay to Bank, upon request of Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of Bank) to compensate it for any loss, cost, or expense incurred as a result of: (i) any payment of a Libor Loan on a date other than the last day of the Interest Period for such Loan; and (ii) any failure by Borrower to pay a Libor Loan on the date due. Without limiting the foregoing, Borrower shall pay to Bank a “Libor Loan Prepayment Fee” in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the Interest Period as to which the prepayment is made, shall be subtracted from the Libor Rate in effect at the time of prepayment, plus the margin applicable thereto. If the result is zero or a negative number, there shall be no Libor Loan Prepayment Fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the Interest Period as to which prepayment is made. The resulting amount shall be the Libor Loan Prepayment Fee due to Bank upon the prepayment of a Libor Loan. If by reason of an Event of Default, Bank elects to declare the Term Note to be immediately due and payable, then any Libor Loan Prepayment Fee with respect to a Libor Loan shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.
          (b) Borrower shall indemnify Bank against any Breakage Costs as well as any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Bank) are required to be terminated as a result of any repayment or prepayment of the principal amount of any Libor Loans on a date other than the scheduled last day of the Interest Period applicable thereto or otherwise in violation of any Hedging Contract as more particularly set forth in such Hedging Contract.
          (c) All prepayments shall be applied first to all fees, costs, expenses incurred by the Bank pursuant to this Agreement, then to any late charges, then to accrued and unpaid interest as of the date of such prepayment and the remainder to installments of principal due hereunder in inverse order of maturity. No amount prepaid by the Borrower with respect to the Term Loan may be reborrowed.
          Section 2.4.6. Maturity. Except where this Agreement or any instrument evidencing indebtedness hereunder provides that the obligations of Borrower shall become due upon any earlier date and notwithstanding any applicable provision permitting repayment at a later date, the Term Loan shall become fully and finally due and payable on the Term Loan Maturity Date.
          Section 2.4.7. Use of Proceeds. The proceeds of the Term Loan shall be used for the working capital needs of Borrower.
          Section 2.4.8. Term Loan Interest Rate Protection Agreement. Borrower has entered into a certain ISDA Master Agreement (together with the confirmation thereof and all schedules thereto, and as may be amended or substituted from time to time, the “Term Loan Interest Rate Protection Agreement”) dated as of May 27, 2009 with the Bank in order to eliminate the risk with respect to fluctuation of the interest rate in connection with the Term Loan. The Term Loan Interest Rate Protection Agreement shall be effective as of such date with the payment terms and the fixed rate as referenced therein to commence on May 27, 2009 and shall continue until May

26, 2014, such uncovered amount shall be immediately due and payable. All costs, expenses, penalties and indemnity obligations that may be incurred by Bank as a result of the Borrower’s default under, or termination of, the Term Loan Interest Rate Protection Agreement, including but not limited to the costs of unwinding the Term Loan Interest Rate Protection Agreement, shall be (a) subject to immediate reimbursement by the Borrower pursuant to the terms hereof and to the Term Loan Interest Rate Protection Agreement, and (b) secured by the Security Agreement, and all Other Documents.
     Section 2.5. Interest on the Loans.
          Section 2.5.1. Prime Rate. Each adjustment in the Prime Rate shall result immediately, without notice or demand of any kind, in a new rate of interest effective with respect to periods on and after the date of such adjustment. The Prime Rate is a base interest rate used by Bank for loans making reference thereto and is not necessarily the lowest rate at which Bank may lend money. The Prime Rate is neither tied to any external rate of interest nor is it a rate charged by Bank to any particular class or category of customer. If the Prime Rate shall be discontinued or for any other reason not be available for determining the rate of interest chargeable under this Agreement, then Bank shall select a substitute method of determining the rate of interest chargeable under this Agreement and shall notify Borrower of such selection, which method shall, in Bank’s estimation, yield a rate of return to Bank substantially equivalent to the rate of return that Bank would have expected to receive if the Prime Rate remained available for that purpose.
          Section 2.5.2. Interest Rates and Payments of Interest.
          (a) The Line of Credit shall bear interest and such interest shall be payable as set forth in Section 2.1.5. hereof.
          (b) The Mortgage Loan shall bear interest and such interest shall be payable as set forth in Section 2.2.4. hereof.
          (c) The Term Loan shall bear interest and such interest shall be payable as set forth in Section 2.4.4. hereof.
          (d) Interest shall be computed daily on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed during each Interest Period. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to clause (i) of the definition of Interest Period), and such extension shall be included in computing interest in connection with such payment.

          Section 2.5.3. Special Provisions With Respect to Libor.
          (a) Changed Circumstances.
               In the event that:
(i)	on any date on which the Libor Rate would otherwise be set the Bank shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the London Interbank Offered Rate, or

(ii)	at any time the Bank shall have determined in good faith (which determination shall be final and conclusive) that:
(A)	the making or continuation of any Libor Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affect the interbank or (2) compliance by the Bank in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

(B)	the Libor Rate shall no longer represent the effective cost to Bank for U.S. dollar deposits in the London interbank market for deposits in which it regularly participates;
then, and in any such event, the Libor Rate shall, on the earlier to occur of the last day of the then current Interest Period, if any, or the last date on which Bank can lawfully maintain any Loan at the Libor Rate, be converted automatically to the Prime Rate. Borrower shall pay Bank promptly, upon its demand, any Breakage Costs incurred by Bank in making any conversion in accordance with this Section. Bank shall certify such costs to Borrower and such certification shall be binding absent manifest error.
          (b) Applicable Taxes. All payments made by Borrower shall be made free and clear of, and without deduction for or on account of, any present or future stamp or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country (or by any political subdivision or taxing authority thereof or therein), excluding income and franchise taxes or penalties and interest resulting from such income or franchise taxes now or hereafter imposed by the country in which the Bank’s Eurodollar Office is located or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called “Applicable Taxes”). If any Applicable Taxes are required to be paid then the amounts payable to Bank shall be increased to the extent necessary to yield to Bank (after payment of all Applicable Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified herein. Whenever any tax is payable by Borrower, as promptly as possible thereafter

Borrower shall send Bank an original official receipt showing payment thereof. Borrower shall indemnify Bank for any incremental taxes, interest or penalties that may become payable by Bank as a consequence of the failure of Borrower to pay any taxes or the failure of Borrower to deliver to Bank an original official receipt therefor. Borrower shall indemnify Bank for and hold Bank harmless from any present or future claim of liability for any registration charge or any stamp, excise or similar taxes, including any interest equalization tax, and any penalties or interest with respect thereto, that may be imposed by any jurisdiction.
          (c) Illegality. Notwithstanding any other provisions herein, if any law, regulation, order, decree, treaty or directive or any change therein or in the interpretation or application thereof makes it unlawful for Bank to convert to or maintain eurodollar loans at the Libor Rate, the Libor Rate shall, on the earlier to occur of the last day of the then current Interest Period, if any, or the last date on which Bank can lawfully maintain any loan at the Libor Rate, be converted automatically to the Prime Rate. Borrower shall pay Bank promptly, upon its demand, any Breakage Costs incurred by Bank in making any conversion in accordance with this Section. Bank shall certify such costs to Borrower and such certification shall be binding absent manifest error.
          (d) Requirements of Law.
               (i) If, at any time or from time to time, any foreign or domestic requirement of law, regulation, order, decree, treaty or directive applicable therein or in the interpretation or application thereof, or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or monetary authority or other governmental authority, agency or instrumentality enacted or adopted after the date hereof:
                    (A) subjects Bank to any new or additional tax or change in any tax or changes the basis of taxation of payments to Bank of principal, commitment fee, interest, premium or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of Bank and Applicable Taxes); or
                    (B) imposes, modifies or holds applicable or changes any reserve (including, without limitation, basis, supplemental, marginal and emergency reserves) on an industry-wide basis, special deposit, capital adequacy, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by (including, without limitation, all Eurocurrency funding by all “Eurocurrency liabilities” as defined in Regulation D of the Board of Governors of the Federal Reserve System as amended) any office of Bank; or
                    (C) imposes on Bank any other condition or change therein;
and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining advances or extensions of credit at the Libor Rate or to reduce any amount receivable therein at the Libor Rate then, in any such case, Borrower promptly shall pay Bank, upon its written demand, which demand shall specify in reasonable detail the basis of such amounts (the “Reserve Demand”) such amounts as will compensate Bank for such additional cost or reduced amount receivable. Upon the failure of Borrower to compensate Bank for the amounts set forth herein within ten (10) Business Days of a Reserve Demand, then, at Bank’s option, the obligation of Bank to make or continue the Libor Loan shall forthwith be canceled and the interest rate hereunder shall be automatically converted to a Prime Rate on the earlier to occur of (y) the last day of the then current Interest Period, if any, or (z) the last day on which Bank can lawfully maintain any such advance without imposition upon Bank of the additional charges or expenses upon which the Reserve Demand was based.
               (ii) If Bank becomes entitled to claim any additional amounts pursuant to this Section it shall promptly notify Borrower thereof. A certificate as to any additional amounts payable pursuant to the foregoing submitted by Bank (and signed by an authorized officer of Bank) to Borrower shall, absent manifest error, be conclusive.
          (e) Costs. Borrower shall pay when due any direct, out-of-pocket, third party costs incurred by Bank in making, converting, renewing or maintaining any Libor Loan.
          (f) Breakage Costs. All Breakage Costs shall be paid without duplication for costs incurred as payments required hereunder.
          Section 2.5.4. Prepayments of the Loans. Libor Loans may only be prepaid in accordance with and subject to Section 2.2.5.(a) and Section 2.4.5.(a) hereof. Prime Rate Loans may be prepaid at any time, without premium or penalty, as set forth in Section 2.1.9. hereof. Any interest accrued on the amounts so prepaid to the date of such payment must be paid at the time of any such payment.
     Section 2.6. General Terms Applicable to Any Extension of Credit
          Section 2.6.1. Increased Costs and Capital Adequacy.
          (a) If Bank determines that any change in any law or regulation or directive or bulletin or in the interpretation thereof after the Closing Date by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against any credit extended by Bank under this Agreement, or (ii) impose on Bank or its parent Bank holding company any other condition regarding this Agreement and the result of any event referred to in the preceding clause (i) or (ii) above shall be to increase the cost to Bank or such holding company of issuing, funding or maintaining any Extension of Credit (which increase in cost shall be determined by Bank’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon written demand by Bank, Borrower shall pay to Bank from time to time as specified by Bank, additional amounts which shall be sufficient to compensate Bank for such increased cost from the date of such change. A certificate as to such increased cost incurred by Bank as a result of any event mentioned in clause (i) or (ii) above prepared in reasonable detail (which shall include the method employed by Bank in determining the allocation of such costs to Borrower) and otherwise in accordance with this subsection (a), submitted by Bank to Borrower, shall be conclusive evidence, absent manifest error, as to the amount thereof.

          (b) If Bank shall determine that the adoption after the Closing Date of any applicable law, rule or regulation pursuant to or arising out of the July 1988 report of the Base Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other law, rule, or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by Bank or its parent Bank holding company with any requirement or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central Bank or comparable agency, except any such adoption or change or any such compliance with a request or directive which applies or has been applied solely to Bank or its parent Bank holding company by reason of events or conditions relating solely to Bank, has the effect of reducing the rate of return on Bank’s or its parent Bank holding company’s capital as a consequence of its commitment hereunder or to a level below that which Bank or such holding company could have achieved but for such adoption, change or compliance by an amount deemed by Bank to be material (for which reduction of the rate of return shall be determined by Bank’s or such holding company’s reasonable allocation of such reduction of the rate of return resulting from such event) then, upon written demand by Bank, Borrower shall pay to Bank, from time to time as specified by Bank, such additional amount or amounts which shall be sufficient to compensate Bank for such reduction. A certificate as to such increased cost incurred by Bank as a result of any event mentioned in this subsection (b), prepared in reasonable detail (which shall include the method employed by Bank in determining the allocation of such costs to Borrower) and otherwise in accordance with this subsection (b) submitted by Bank to Borrower, shall be conclusive evidence, absent manifest error, as to the amount thereof.
          (c) Amounts payable by Borrower pursuant to this Section 2.6.1. shall be payable within ten (10) Business Days of receipt by Borrower of a certificate described in subsection (a) or (b) of this Section 2.6.1.
          Section 2.6.2. Late Payment. Any payment of principal or interest due under this Agreement which is not made within fifteen (15) days of the date specified for payment shall bear a late fee equal to six percent (6%) of the amount of the payment then due to compensate Bank for the costs incurred in processing the late payment. The imposition or collection of a late fee shall not affect Bank’s right to exercise any of its rights and remedies upon the occurrence of an Event of Default.
          Section 2.6.3. Method of Payment. All payments and prepayments of principal and all payments of interest shall be made by Borrower to Bank at its head office in immediately available funds, on or before 3:00 p.m. on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments. Bank may, and Borrower hereby authorizes Bank to, debit the amount of any payment not made by such time to the Loan Account.
          Section 2.6.4. Default Rate. Overdue principal (whether at maturity, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable under this Agreement shall bear interest from and including the due date thereof until paid, at the Default Rate which interest shall be compounded daily and payable on demand.

SECTION 3. SECURITY FOR THE OBLIGATIONS
     Section 3.1. Collateral Disclosure List. Each Borrower shall deliver to Bank on the Closing Date a list identifying, inter alia, all of its properties and assets and the locations thereof on a form provided by Bank (the “Collateral Disclosure List”).
     Section 3.2. Security. The Obligations shall be secured by:
          Section 3.2.1. All properties and assets of Borrower, including, without limitation, goods, Equipment, accounts receivable, inventory, contract rights, accounts, documents, instruments and chattel paper, business and financial records and general intangible assets of Borrower as more particularly defined in the Security Agreement.
          Section 3.2.2. A first mortgage lien on the Property as more particularly set forth in the Mortgage.
          Section 3.2.3. Cross Guaranty Agreements dated the date hereof and executed by each Borrower.
     Section 3.3. Occupancy.
          (a) The Borrower hereby irrevocably grants to the Bank the right to take exclusive possession of the Premises at any time following the occurrence of an Event of Default without notice or consent but subject to any rights of a prior mortgagee of any such Premises.
          (b) The Bank may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, auction, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Bank may in good faith deem to be related or incidental purposes but subject to any rights of a prior mortgagee of any such Premises.
          (c) The Bank’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Obligations and termination of the commitments set forth in this Agreement, and (ii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.
          (d) The Bank shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Bank does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Bank promptly for the full amount thereof. In addition, the Borrower will pay, or reimburse the Bank for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Bank by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.3.
     Section 3.4. License. Without limiting the generality of any Other Document, the Borrower hereby grants to the Bank a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all intellectual property rights of the Borrower for the purpose of: (a) providing any services; and (b) selling, leasing or otherwise disposing of any or all Collateral following any Event of Default.
     Section 3.5. Financing Statement. The Borrower authorizes the Bank to file from time to time, such financing statements against collateral described as “all personal property” or “all assets” or describing specific items of collateral including commercial tort claims as the Bank deems necessary or useful to perfect its security interest in the Collateral. All financing statements filed before the date hereof to perfect such security interest were authorized by the Borrower and are hereby re-authorized. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby.
SECTION 4. REPRESENTATIONS AND WARRANTIES
     In order to induce Bank to enter into this Agreement and to make any Extension of Credit, Borrower makes the following representations and warranties to Bank, which shall be deemed made as of the date hereof and, except as otherwise provided in this Section 4, the date of each Extension of Credit. Any knowledge acquired by Bank shall not diminish its rights to rely upon such representations and warranties.
     Section 4.1. Company Existence. Each Borrower is a corporation or limited liability company, as the case may be, duly formed, validly existing and in good standing under the laws of its respective state of formation and is duly qualified in all other jurisdictions in which the properties and assets owned, leased or operated by it, or the nature of the business conducted by it, make such qualification necessary and where failure to so qualify would have a Material Adverse Effect.
     Section 4.2. Company Authority. The execution, delivery and performance of this Agreement, the Notes, the Acquisition Documents and the Other Documents, the consummation of the transactions herein and therein contemplated, the fulfillment of and compliance with the terms and provisions hereof and thereof have been duly authorized by all necessary company action of Borrower and are within its company power and will not result in a violation of its Certificate of Incorporation, Bylaws, or Articles of Organization or Operating Agreement, as the case may be, if and as amended.
     Section 4.3. Binding Obligations. This Agreement, the Notes, the Acquisition Documents and the Other Documents constitute the legal, valid and binding obligations of Borrower and is enforceable against each in accordance with their respective terms.
     Section 4.4. Noncontravention. The execution, delivery and performance by Borrower of this Agreement, the Notes, the Acquisition Documents and the Other Documents to which it is a party will not violate any existing law, ordinance, rule, regulation or order of any Governmental Authority or result in a breach of any of the terms of, or constitute a default under, any contractual obligation to which Borrower is a party or by which their or any of their properties or assets are bound or result in or require the imposition of any Encumbrances on any of Borrowers’ properties or assets in each case, which would have a Material Adverse Effect.
     Section 4.5. Permits. Borrower possesses all material permits, authorizations, licenses, approvals, waivers and consents, without unusual restrictions or limitations, the failure of which to possess would have a Material Adverse Effect, all of which are in full force and effect.
     Section 4.6. No Consents. The execution, delivery and performance of this Agreement, the Notes, the Acquisition Documents, and the Other Documents does not require any approval, consent or waiver under any Contractual Obligation. No approval, authorization, consent, waiver or order of, or registration, application or filing with, any Governmental Authority is required in connection with the transactions contemplated by this Agreement, the Notes, the Acquisition Documents and the Other Documents.
     Section 4.7. Financial Statements. Borrower has provided to Bank its consolidated Financial Statements dated as of January 3, 2009 and related footnotes, audited and certified by CCR LLP. Borrower has also provided to Bank its internally prepared consolidated Financial Statements dated as of April 4, 2009, certified by the chief financial officer of Borrower but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount. All Financial Statements of Borrower heretofore provided to Bank present fairly the financial condition and results of business operations of Borrower for the periods indicated in accordance with GAAP. Borrower has no direct or contingent liabilities, liabilities for taxes, unusual commitments or unrealized or unanticipated losses not disclosed in such Financial Statements. Since the date of the latest dated consolidated balance sheet included in the Financial Statements, there has been no material adverse change in the business operations or financial condition of Borrower from that set forth in the balance sheet contained in such Financial Statements and no Distributions or Dividends, as the case may be, have been declared or made to stockholders or members, as the case may be.
     Section 4.8. Financial Information. All written data, reports and information which Borrower has supplied to Bank or caused to be so supplied by a third party on its behalf in connection with this Agreement are complete and accurate and contain no material omission or misstatement except such as have been corrected in a writing delivered to Bank.
     Section 4.9. Business Relationships. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of Borrower with any customer or group of customers whose purchases individually or in the aggregate are material to Borrower’s business operations, or with any material supplier (other than in the ordinary course of business where one supplier is replaced by another offering terms which are no less favorable to Borrower).
     Section 4.10. Brokers. No broker or finder has brought about the obtaining, making or closing of, and no broker’s or finder’s fees or commissions will be payable by Borrower to any Person in connection with, the transactions contemplated by this Agreement.

     Section 4.11. Use of Proceeds. Borrower is not an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. §§80(a)(1) et seq.). No Extension of Credit, the application of the proceeds and repayment thereof by Borrower or the performance of the transactions contemplated by this Agreement will violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder. Borrower does not own any margin security as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System and the proceeds of each Extension of Credit will be used only for the purposes set forth in this Agreement. None of the proceeds of any Extension of Credit will be used, or have been used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might constitute such Extension of Credit a “purpose credit” within the meaning of said Regulation U or Regulations G or X of the Federal Reserve Board. Borrower will not take, or permit any Person acting on its behalf to take, any action which might cause this Agreement or any document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.
     Section 4.12. Statutory Compliance. Borrower is in compliance with all material laws, ordinances, rules, regulations and orders of any Governmental Authority applicable to it, its properties and assets and the business conducted by it, including, without limitation, ERISA, the United States Occupational Safety and Health Act of 1970 and all Environmental Laws except where non-compliance would not have a Material Adverse Effect.
     Section 4.13. Commitments. Borrower has no fixed, contingent or other obligations to issue capital stock or membership interests, as the case may be, or rights exercisable into capital stock or membership interests, as the case may be, except as set forth on Schedule 4.13 hereof.
     Section 4.14. Events of Default. No Default or Event of Default has occurred and is continuing.
     Section 4.15. Other Defaults. Borrower is not in default in the performance, observance or fulfillment of any Contractual Obligation.
     Section 4.16. Taxes. Borrower has filed all tax returns and reports required to be filed by it with any Governmental Authority and has paid in full, or made adequate provisions or established adequate reserves for, the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect to such tax returns and reports.
     Section 4.17. Intentionally Omitted
     Section 4.18. Solvency. Borrower is currently Solvent; and Borrower is not contemplating either the filing of a petition by it under Bankruptcy Code or any state bankruptcy or insolvency law or the liquidating of all or a major portion of its properties and assets, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.

     Section 4.19. Business Name. Borrower conducts its business solely through the names set forth on Schedule 12 of the Collateral Disclosure List, without the use of any trade name, or the intervention of or through any other Person. Borrower has not, except as set forth in the Collateral Disclosure List, during the preceding five (5) years, conducted its business through any other name or trade name or been the surviving entity in a merger or consolidation or acquired all or substantially all of the assets of any other Person.
     Section 4.20. Affiliate Contracts. All contracts and transactions between Borrower and any Affiliate or Subsidiary of Borrower have been executed or will be executed on such terms as would be contained in an agreement executed at arms’ length with an unrelated third party.
     Section 4.21. Litigation. Except as set forth on Schedule 4.21 attached hereto, there are no actions, suits or proceedings by or before any Governmental Authority or any arbitration or alternate dispute resolution proceeding, pending or, to the knowledge of Borrower, or any of Borrower’s officers, threatened against Borrower or its properties and assets, which if adversely determined, would have a Material Adverse Effect.
     Section 4.22. Title to Properties. Each of Borrower and its Subsidiaries has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the Financial Statements referred to in Section 4.7. (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances or those Encumbrances disclosed in Schedule 4.22 attached hereto, and, free from all defects of title that might have a Material Adverse Effect. Borrower’s properties, assets and rights are sufficient to permit Borrower to conduct the business in which it is presently engaged. Borrower possesses all trademarks, service marks, trade names, trade service styles, copyrights and patents that may be necessary to own its properties and assets, and to conduct its business as it is presently conducted or as Borrower intends to conduct it hereafter, without any infringement or conflict with the rights of any other Person or any violation of law.
     Section 4.23. Labor Relations. Borrower is not a party to any collective bargaining or other agreement with any union and there are no material grievances, disputes or controversies with any union or other organization of Borrower’s employees, or threats of strikes, work stoppages or demands by any union or such other organization.
     Section 4.24. Guarantees. Except for the Guaranty, Borrower is not a party to any Guarantee or other similar type of agreement, and it has not offered its endorsement to any Person which would in any way create a contingent liability (except by endorsement of negotiable instruments payable at sight for deposit or collection or similar banking transactions in Borrower’s ordinary course of business).
     Section 4.25. Subsidiaries. As of the date of this Agreement, all of the Subsidiaries and Affiliates of Borrower are set forth on Schedule 14 of the Collateral Disclosure List. Borrower or a Subsidiary of Borrower is the owner (subject to specified minority interests) free and clear of all Encumbrances, of all of the issued and outstanding capital stock of, or membership interests in, as the case may be, each Subsidiary. All shares of such capital stock, and all such membership interests, have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares or membership interests have been granted, and no options, warrants or similar rights are outstanding. Borrower is not engaged in any joint venture, partnership or other business arrangement with any other Person except as described on said Schedule 14.
     Section 4.26. ERISA. Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; and no “prohibited transaction” or “reportable event” (as such terms are defined in ERISA) has occurred with respect to any Plan.
     Section 4.27. Environmental Protection. Except as set forth on Schedule 4.27 attached hereto or in any environmental reports previously delivered to Bank:
          (a) The business operations of Borrower comply in all material respects with all Environmental Laws.
          (b) Borrower has not received (i) any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of any Hazardous Materials or (ii) any letter or request for information under CERCLA or any other Environmental Laws, and, to the best of Borrower’s knowledge, the business operations of Borrower are not the subject of any investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Material or claim, or threatened lawsuit or claim arising under or related to any Environmental Law.
          (c) Borrower and its properties, assets and operations are not subject to any outstanding written order or agreement with any Governmental Authority or private party respecting any Environmental Laws.
          (d) Borrower has not filed any notice under any Environmental Law indicating past or present treatment or disposal of Hazardous Materials, and none of the operations of Borrower involves the generation, transportation, treatment, storage or disposal of Hazardous Materials.
          (e) To the best of Borrower’s knowledge, based upon reasonable investigation, no Hazardous Material exists on, under or about any of the properties or assets of Borrower, real or personal, in a manner that could give rise to any claim or suit against Borrower, and Borrower has not filed any notice or report of a Release of any Hazardous Materials that could give rise to any such claim or suit against Borrower.
     Section 4.28. Accounts Receivable. All of Borrower’s Accounts Receivable (i) are and shall be based on an actual and bona fide sale and delivery of goods or the rendition of services to Account Debtors; (ii) are and shall be made by Borrower in the ordinary course of its business; (iii) result from goods and Inventory being sold which are the exclusive property of Borrower or arise out of “drop shipments” made by a vendor for the account of Borrower and which Borrower possesses evidence of shipment; (iv) are the exclusive property of Borrower; (v) are not subject to any Encumbrance other than Permitted Encumbrances; and (vi) are represented by invoices or statements issued in the name of Borrower.
     Section 4.29. Investments. Except as set forth on Schedule 4.29, attached hereto Borrower has no Investment in any Person other than existing Investments in Subsidiaries and Qualified Investments.
     Section 4.30. Capitalization. The outstanding shares of capital stock of each Borrower that is a corporation have been duly issued and are fully paid and non-assessable.
SECTION 5. CONDITIONS TO OBLIGATION OF BANK
     Bank shall have no obligation under this Agreement to make any Extension of Credit unless and until it is satisfied, in its sole and absolute discretion, that all of the following conditions shall have been satisfied prior to or on the Closing Date:
     Section 5.1. Representations and Warranties True. The representations and warranties contained in Section 4. are true and correct, and Borrower, by its duly authorized officer, shall have so certified to Bank.
     Section 5.2. Delivery of Documents. Borrower shall have duly executed and delivered to Bank, in form and substance satisfactory to Bank and its legal counsel, this Agreement, the Notes, the Other Documents and all further documents as Bank may request to evidence the Obligations or to create, perfect or continue any security interest or mortgage lien contemplated by this Agreement and the Other Documents. In addition, Bank shall have received or agreed in writing to waive or delay the receipt of:
          Section 5.2.1. Copies of all company action taken by Borrower to authorize the execution and delivery of this Agreement, the Notes, the Acquisition Documents and the Other Documents, together with a certificate of an officer of Borrower certifying that the same are true, correct and complete as of the Closing Date.
          Section 5.2.2. Copies of each Borrower’s Certificate of Incorporation and By-Laws or Articles of Organization and Operating Agreement, as the case may be, if and as amended, together with a certificate of an officer of Borrower certifying that the same are true, correct and complete as of the Closing Date.
          Section 5.2.3. A certificate(s) issued by the appropriate tax departments or agencies of each state in which the chief executive office of Borrower is located to the effect that Borrower has paid all income, sales and applicable taxes.
          Section 5.2.4. A certificate issued by the office of the Secretary of State of the state of Borrower’s formation to the effect that Borrower is legally existing and in good standing under the laws of such states.

          Section 5.2.5. A certificate issued by the office of the Secretary of State of each state in which Borrower is qualified as a foreign company to the effect that Borrower is duly qualified and in good standing as a foreign company under the laws of such states.
          Section 5.2.6. A certificate of an officer of Borrower certifying to the incumbency and signatures of all officers of Borrower who are authorized to execute this Agreement, the Notes and the Other Documents.
          Section 5.2.7. Objective evidence satisfactory to Bank and its legal counsel of the payment of all taxes and assessments due or claimed to be due to any Governmental Authority with respect to the Collateral.
          Section 5.2.8. A UCC Request for Information certified by the Office of the Secretary of State of the State of Connecticut (or an acceptable equivalent thereto) for each name set forth on the Collateral Disclosure List listing the filings against Borrower and any Guarantor as debtor under such names at such offices.
          Section 5.2.9. Such UCC Financing Statements as Bank deems necessary to perfect any security interests contemplated by this Agreement or the Other Documents.
          Section 5.2.10. Insurance policies and certificates evidencing adequate insurance coverage on Borrower’s properties and assets which insurance policies shall name Bank as an additional insured/loss payee.
          Section 5.2.11. An environmental certificate and indemnity agreement executed by Borrower, satisfactory in form and substance to Bank and its legal counsel (the “Environmental Certificate”).
          Section 5.2.12. An ALTA title insurance policy with respect to the Property satisfactory in form and substance to the Bank and its legal counsel.
          Section 5.2.13. Such further documents, instruments and agreements as Bank shall reasonable request, all satisfactory in form and substance satisfactory to Bank and its legal counsel.
     Section 5.3. Validity of Liens. All Encumbrances in the Collateral shall have been created in favor of Bank, which Encumbrances shall constitute legal, valid and enforceable and, unless otherwise consented to by Bank and except for Permitted Encumbrances, first security interests in and liens upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the sole and absolute discretion of Bank and its legal counsel to create said Encumbrances shall have been made, taken and/or effected.
     Section 5.4. Opinion of Counsel. Bank shall have received from counsel for Borrower a written opinion satisfactory in form and substance to Bank and its legal counsel.

     Section 5.5. Payment of Fees. Borrower shall have paid any applicable fees and expenses due to Bank at closing, including the reasonable fees and expenses of Bank’s legal counsel.
     Section 5.6. Legal Matters. All legal matters incident to the transactions hereby contemplated shall be satisfactory to Bank and its legal counsel.
     Section 5.7. Acquisition Documents. The Bank shall have reviewed and approved in its sole discretion all of the Acquisition Documents and there shall not have been any material modification, amendment, supplement or waiver to the Acquisition Documents in a manner materially adverse to the interests of the Bank without the written consent of the Bank, including, but not limited to, any modification, amendment, supplement or waiver relating to the amount or type of consideration to be paid in connection with the Acquisition, and the Acquisition shall have been consummated substantially in accordance with the terms of the Acquisition Documents (without waiver of any conditions precedent to the obligations of any party thereunder adverse to the Bank in any material respect). The Bank shall have received a copy, certified by an officer of the Borrower as true and complete, of each Acquisition Document as originally executed and delivered, together with all exhibits and schedules thereto.
SECTION 6. CONDITIONS TO EXTENSION OF CREDIT
     Bank shall have no obligation to make any Extension of Credit unless and until, it is satisfied, in its sole and absolute discretion, that all of the following conditions shall have been fulfilled prior to or contemporaneously with the making of such Extension of Credit.
     Section 6.1. Notice of Borrowing. Bank shall have received, in a timely manner, a Notice of Borrowing in a form satisfactory to Bank, along with such other items as may be required pursuant to the terms hereof.
     Section 6.2. Borrowing Base Certificate. With respect to a Revolving Loan, Bank shall have received a Borrowing Base Certificate, satisfactory in form and substance to Bank, showing that the Borrowing Base is sufficient to permit Bank to made the requested advance under the Revolving Loan.
     Section 6.3. No Material Adverse Change. There has been no change in the financial condition or business operations of Borrower or its Subsidiaries since the date of the last Financial Statements or other financial reports delivered to Bank which has a Material Adverse Effect.
     Section 6.4. Truth of Representations and Warranties. All of the representations and warranties set forth in Section 4. of this Agreement are true and correct as of the date on which the requested Extension of Credit is made.
     Section 6.5. No Default. No Default or Event of Default shall have occurred and be continuing or shall occur as a result of the requested Extension of Credit.
     Section 6.6. Payment of Fees. Borrower shall have paid any applicable fees and expenses due to Bank, including any reasonable fees and expenses of Bank’s legal counsel.

     Section 6.7. Company Action. The company action of Borrower referred to in Section 5.2.1. shall remain in full force and effect and the incumbency of officers shall be as stated in the certificates of incumbency delivered pursuant to Section 5.2.6. or as subsequently reflected in a new certificate of incumbency delivered to Bank in connection with the requested Extension of Credit.
     Section 6.8. Legal Matters. All legal matters incident to the transactions contemplated by the requested Extension of Credit shall be satisfactory to Bank and its legal counsel and no change shall have occurred in any law or regulation or interpretation thereof, which, in the opinion of Bank and its legal counsel, would make it illegal or against the policy of any governmental body, agency or instrumentality for Bank to make the requested Extension of Credit.
SECTION 7. AFFIRMATIVE COVENANTS OF BORROWER
     Borrower covenants and agrees that from the date hereof until the payment and performance in full of the Obligations, unless Bank otherwise consents in writing:
     Section 7.1. Financial Statements and Reporting Requirements. Borrower shall furnish to Bank:
          Section 7.1.1. As soon as available, but in no event later than one hundred twenty (120) days after the end of each Fiscal Year, consolidated and consolidating Financial Statements for such year, audited and certified by CCR LLP (or other independent certified public accountants acceptable to Bank) in the case of such consolidated statements, and certified by the chief financial officer of Borrower in the case of such consolidating statements; and, concurrently with the delivery of such Financial Statements, a copy of said certified public accountants’ management report.
          Section 7.1.2. As soon as available, but in no event later than forty-five (45) days after the end of each Fiscal Quarter, an internally prepared consolidated and consolidating balance sheet as of the end of, and a related consolidated and consolidating statement of income for, the period then ended, certified by the chief financial officer of Borrower but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount.
          Section 7.1.3. As soon as available, but in no event later than forty-five (45) days after the end of each Fiscal Quarter, a report in substantially the form of Exhibit E hereto signed on behalf of Borrower by its chief financial officer.
          Section 7.1.4. As soon as available, but in no event later than fifteen (15) days after each Fiscal Year end and the end of the Second Fiscal Quarter ending approximately June 30 of each Fiscal Year, a semi-annual backlog report/work schedule report, in form and substance acceptable to Bank and including, without limitation, a reference to the end use of each component referenced therein, signed on behalf of Borrower by its chief financial officer.

          Section 7.1.5. As soon as available, but in no event later than fifteen (15) days after the filing thereof, copies of the Borrower’s and any Guarantor’s federal and state income tax returns, together with all schedules and exhibits thereto, certified by Borrower or Guarantor, as the case may be, as true, correct and complete.
          Section 7.1.6. No later than fifteen (15) days after the end of each calendar month, an aging of Accounts Receivable, an aging of accounts payable, and a summary of Borrower’s Inventory, each to be prepared in form and substance acceptable to Bank. The foregoing shall only be required during such periods of time as a balance exists under the Line of Credit or a Letter of Credit has been issued and is outstanding.
          Section 7.1.7. No later than fifteen (15) days after the end of each calendar month, but in any event with each Notice of Borrowing under Section 2.1.2. hereof, a certificate in substantially the form of Exhibit F hereto setting forth (i) Borrower’s then existing Eligible Inventory or, if requested by Bank, particular items, types or categories thereof; (ii) Borrower’s then existing Eligible Accounts Receivable; (iii) such other information in respect of Inventory, Accounts Receivable, and other Collateral as Bank may reasonably request; and (iv) containing a calculation of Borrowing Base and borrowing availability as of the date of said certificate (the “Borrowing Base Certificate”). The foregoing shall only be required during such periods of time as a balance exists under the Line of Credit or a Letter of Credit has been issued and is outstanding.
          Section 7.1.8. Such other information, documents and/or instruments relating to the Borrower, its business, the Premises, the Property, or any Guarantor, as Bank may reasonably request from time to time.
     Section 7.2. Fire and Hazard Insurance. Borrower shall keep its properties and assets insured against fire and other hazards (so called “All Risk Coverage”) in amounts and with companies satisfactory to Bank to the same extent and covering such risks as is customary in the state or similar business, but in no event in an aggregate amount less than the Obligations, which policies shall name Bank as first loss payee as its interest may appear. Borrower shall also maintain public liability coverage against claims for personal injuries or death, business interruption, worker’s compensation, employment or similar insurance with coverage and in amounts satisfactory to Bank and as may be required by applicable law. Such all risk policy shall provide for a minimum of thirty (30) days’ written cancellation notice to Bank. Borrower agrees to deliver copies of all of the aforesaid insurance policies to Bank. In the event of any loss or damage to the Collateral, Borrower shall give immediate written notice to Bank and to its insurers of such loss or damage and shall promptly file proof of loss with its insurers.
     Section 7.3. Maintenance of Existence. Borrower shall preserve and maintain its company existence, rights, franchises and privileges, including its company name, in the jurisdiction of its formation, and qualify and remain qualified as a foreign company in each jurisdiction in which such qualification is necessary or desirable.
     Section 7.4. Preservation of Collateral. Borrower shall preserve and maintain the Collateral in good repair, working order and operating condition (normal wear and tear excepted) and

Borrower shall immediately notify Bank of any event causing material loss or unusual depreciation in the value of the Collateral. Notwithstanding the foregoing, Borrower shall be permitted to dispose of obsolete machinery and equipment in the ordinary course of business.
     Section 7.5. Taxes and Other Assessments. Borrower shall pay and discharge, and maintain adequate reserves for the payment and discharge of, all taxes, assessments, government charges or levies, or claims for labor, supplies, rent or other obligations made against it or its properties and assets which, if unpaid, might become an Encumbrance against Borrower or its properties and assets, except liabilities which are being contested in good faith in appropriate proceedings. Borrower shall file all Federal, state and local tax returns and other reports that it is required by law to file. Borrower shall promptly notify or cause notice to be given to Bank of any pending or future audits of its income tax returns by the Internal Revenue Service or by any state in which Borrower conducts business operations and the results of each such audit.
     Section 7.6. Inspection. Borrower shall permit Bank or its designees, at any time during normal business hours and upon reasonable prior notice (or if a Default or Event of Default shall have occurred and is continuing, at any time and without prior notice), to (i) visit and inspect the properties and assets of Borrower and its Subsidiaries; (ii) examine and make copies of and take abstracts from the books and records of Borrower and its Subsidiaries; and (iii) discuss the affairs, finances and accounts of Borrower and its Subsidiaries with their appropriate officers, employees and accountants. In handling such information Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types, to maintain the confidentiality of any non-public information thereby received or received pursuant to Section 7.1. hereof except that disclosure of such information may be made (i) to Bank Affiliates in connection with their present or prospective business relations with Borrower provided the transferee agrees in writing to maintain the confidentiality of such information; (ii) to prospective transferees or purchasers of an interest in the Obligations provided the transferee agrees in writing to maintain the confidentiality of such information; (iii) as required by law, regulation, rule or order, subpoena, judicial order or similar order; and (iv) as may be required in connection with the examination, audit or similar investigation of Bank. Borrower shall permit Bank (or any of its officers, agents, attorneys or accountants) for the purpose of ascertaining whether or not each and every provision of this Agreement or the Other Documents is being performed or for the purpose of examining the Collateral and the records relating thereto, to enter the offices and Premises of Borrower and its Subsidiaries, and to conduct an audit of the Collateral and/or Borrower’s financial and business records on three (3) occasions during each twelve (12) month period at such times as Bank may select in its sole and absolute discretion; provided, however, that Bank shall have the right to conduct such an audit on more than three (3) occasions if a Default or Event of Default shall have occurred and be continuing for such services. Any such audit shall be conducted at Borrower’s expense at Bank’s then current rate, plus expenses. Any charges and expenses relating to such audits shall be directly debited by Bank from the Loan Account.
     Section 7.7. Notices. Borrower shall promptly upon becoming aware of the occurrence of a Default or Event of Default notify Bank thereof in writing. Borrower shall also promptly advise Bank of:

          (a) any labor controversy resulting in or threatening to result in a strike or work stoppage against Borrower or its Subsidiaries;
          (b) any change of independent public accountants, notice that such change has occurred together with the name of the new accountants; or
          (c) any other matter which has resulted or may result in a material adverse change in Borrower’s or its Subsidiaries financial condition or business operations.
     Section 7.8. Litigation. Borrower shall promptly inform Bank of any action, suit, or proceeding by or before any Government Authority or arbitration or alternate dispute resolution proceeding, which might have a material adverse effect upon the financial condition or business operations of Borrower or its Subsidiaries.
     Section 7.9. Maintenance of Books and Records. Each of Borrower and its Subsidiaries shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP including the maintenance of adequate reserves for depreciation of property, if such reserves are required by GAAP. Each of Borrower and its Subsidiaries shall maintain duplicate copies of all such books and records on-site at all times.
     Section 7.10. Maintenance of Permits. Borrower shall obtain and/or maintain in full force and effect all material permits, authorizations, licenses, approvals, waivers and consents which it presently possesses or which may become necessary in the future to conduct its business operations.
     Section 7.11. Use of Proceeds. Borrower will use the proceeds of any Extension of Credit solely for the purposes set forth in this Agreement.
     Section 7.12. Payment of Indebtedness. Borrower shall promptly pay and discharge when due and payable (or within applicable grace periods) all Indebtedness due to any Person from Borrower, except when the amount thereof is being contested in good faith by appropriate proceedings and with reserves therefor being established as a current liability on the books of Borrower as required by GAAP.
     Section 7.13. Additional Offices. Borrower shall give Bank written notice of each additional facility or office of Borrower to be opened after the Closing Date. Except to the extent set forth in any such notice, the chief executive office of Borrower and all records relating to the Collateral shall be located at the locations set forth in the Collateral Disclosure List.
     Section 7.14. Access to Collateral. With respect to each location at which the Collateral is now or hereafter located, Borrower will obtain such lien waivers, estoppel certificates or subordination agreements as Bank may reasonably require to insure the priority of its security interest in, and its ability to take possession of, the Collateral situated at such locations.

     Section 7.15. Compliance with Laws. Borrower shall comply with the requirements of all applicable laws, ordinances, rules, regulations and orders of any Government Authority.
     Section 7.16. ERISA. Borrower shall: (i) make prompt payments of contributions required to meet the minimum funding standards set forth under ERISA with respect to each and every Plan and, promptly after the filing thereof, furnish to Bank copies of each annual report required to be filed under ERISA in connection with each and every Plan for each and every Plan year; (ii) notify Bank immediately of any fact, including, but not limited to, any “reportable event”, arising in connection with any Plan which might constitute grounds for the termination thereof by the PBGC or for the appointment by the appropriate United States district court of a trustee to administer the Plan; (iii) promptly after the issuance thereof, furnish to Bank a copy of any notice of any “reportable event” given to the PBGC with respect to any Plan; (iv) promptly after receipt thereof, furnish to Bank a copy of any notice received from the PBGC relating to the intention of the PBGC to terminate any Plan or to appoint a trustee to administer any Plan; and (v) furnish to Bank, promptly upon its request therefor, such additional information concerning each and every Plan as may be reasonably requested.
     Section 7.17. Compliance with Environmental Laws.
          (a) Borrower shall, from time to time, if requested by Bank upon reasonable cause, retain, at Borrower’s expense, an independent professional consultant to prepare a report relating to Hazardous Materials and to conduct an investigation of any or all of the properties and assets of Borrower. Borrower agrees also that Bank (or its agents) may, from time to time retain at Borrower’s expense, an independent professional consultant to advise Bank as to any such report relating to Hazardous Materials. Borrower hereby grants to Bank, its agents, employees, consultants and contractors the right to enter into or onto Borrower’s business premises to perform such tests as are reasonably necessary to conduct such a review and/or investigation. Notwithstanding the foregoing, with regard to Premises which Borrower has not granted Bank a mortgage on, such rights set forth above shall be subject to an Event of Default occurring and continuing hereunder.
          (b) Borrower shall promptly advise Bank in writing and in reasonable detail of (i) any Release of any Hazardous Material required to be reported to any Governmental Authority under any applicable Environmental Laws; (ii) any and all written communications with respect to claims or suits under such laws or any Release of Hazardous Materials required to be reported to any Federal, state or local governmental authority, instrumentality or agency; (iii) any remedial action taken by Borrower of any other Person in response to (A) any Hazardous Materials on, under or about the properties or assets of Borrower, the existence of which could have a Material Adverse Effect or (B) any claim or suit resulting in a material adverse change of Borrower’s business operations or financial condition; (iv) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of Borrower’s business premises that could cause such premises or any part thereof to be classified as “border-zone property” or to be otherwise subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws; and (v) any request for information from any Governmental Authority that indicates such authority, instrumentality or agency is investigating whether Borrower may be potentially responsible for a Release of Hazardous Materials.

          (c) Borrower shall, at its own expense, provide copies of such documents or information as Bank may reasonably request in relation to any matters disclosed pursuant to this Section 7.17.
          (d) Borrower shall comply with all Environmental Laws and establish and maintain policies and procedures to ensure and monitor continued compliance with all Environmental Laws. Borrower shall promptly take any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about its business premises. If Borrower undertakes any remedial action with respect to any Hazardous Materials on, under or about its business premises, Borrower shall conduct and complete such remedial action in compliance with the policies, orders and directives of any Governmental Authority except when and only to the extent that Borrower’s liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Material is being contested in good faith by Borrower.
     Section 7.18. Anti-Terrorism Laws.
          (a) Borrower has not received any notice of its violation of any laws or regulations relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
          (b) Borrower is not listed as Prohibited Persons and has not received notice that any of the persons with whom it conducts business are Prohibited Persons. A “Prohibited Person” is any of the following:
               (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
               (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
               (iii) a person or entity with whom any bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
               (iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
               (v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

          (c) Borrower has not received notice that it (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          (d) Borrower shall not (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person known by Borrower to be a Prohibited Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property known by Borrower to be blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to Bank any certification or other evidence requested from time to time by Bank in its reasonable discretion, confirming Borrower’s compliance herewith).
     Section 7.19. Operating Accounts. At all times while any of the Loans are outstanding, Borrower shall maintain all of its operating and depository accounts at Bank.
     Section 7.20. Shareholder Debt. Any existing or future debt of Borrower to any officer, member or shareholder of Borrower shall be subordinate to the Obligations. Borrower shall not make any payments under any such debt until the Obligations have been paid in full. Borrower shall cause such officer, member or shareholder to execute and deliver to Bank a Subordination Agreement in form and substance acceptable to Bank, (individually and collectively, the “Subordination Agreement”).
     Section 7.21. Further Assurances. Borrower agrees that it shall, at its expense and upon request of Bank, duly execute and deliver, or cause to be duly executed and delivered, to Bank such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Bank to carry out more effectively the provisions and purposes of this Agreement or any Other Documents necessary to perfect the security interest created herein and the Other Documents. Bank, however, shall not be permitted to require additional Collateral not contemplated herein and in the Other Documents to secure the Obligations.
SECTION 8. NEGATIVE COVENANTS
     Borrower covenants and agrees that from the date hereof until the payment and performance in full of the Obligations, unless Bank otherwise consents in writing:
     Section 8.1. Limitation on Indebtedness. Neither Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following (“Permitted Indebtedness”):
          (a) Indebtedness of Borrower or any of its Subsidiaries to Bank or any Bank Affiliates;

          (b) Indebtedness existing as of the date of this Agreement and disclosed on Schedule 8.1 attached hereto or in the Financial Statements referred to in Section 4.7. hereof;
          (c) Subordinated Indebtedness incurred with the prior written consent of Bank;
          (d) Indebtedness secured by Permitted Encumbrances; and
          (e) other Indebtedness of Borrower in an aggregate outstanding principal amount not exceeding ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in any one (1) instance or TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) Loan in the aggregate during any twelve (12) month period.
     Section 8.2. Contingent Liabilities. Neither Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or remain liable with respect to any Guarantees other than the following:
          (a) Guarantees in favor of Bank or any Bank Affiliates;
          (b) Guarantees existing on the date of this Agreement and disclosed on Schedule 8.2 attached hereto or in the Financial Statements referred to in Section 4.7. hereof;
          (c) Guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;
          (d) Guarantees with respect to surety, appeal performance and return-of-money and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); and
          (e) Guarantees of normal trade debt relating to the acquisition of goods and supplies.
     Section 8.3. Leases. Neither Borrower nor any of its Subsidiaries shall during any Fiscal Year enter into any leases of real or personal property as lessee, except for Capital Leases or leases providing for payments in any one (1) fiscal year (whether or not such payments are termed rent) as permitted under Section 8.1. hereof, that in the aggregate do not increase the aggregate annual lease payments of Borrower and its Subsidiaries in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) over such payments required to be made during the immediately preceding Fiscal Year.
     Section 8.4. Sale and Leaseback. Neither Borrower nor any of its Subsidiaries shall enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that Borrower or any such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.
     Section 8.5. Encumbrances. Neither Borrower nor any of its Subsidiaries shall create, incur, assume or suffer to exist any Encumbrance, or assign or otherwise convey any right to receive income, including the Accounts Receivable, with or without recourse, except the following (“Permitted Encumbrances”):
          (a) Encumbrances in favor of Bank or any Bank Affiliates;
          (b) Encumbrances existing as of the date of this Agreement and disclosed in Schedule 4.22 attached hereto;
          (c) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 8.5 hereof;
          (d) landlords’ and lessors’ liens in respect of rent not in default or liens in respect of pledges or deposits under worker’s compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics’, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and statutory obligations incidental to the conduct of its business and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;
          (e) judgment liens in excess of $100,000.00 that shall not have been in existence for a period longer than thirty (30) days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than thirty (30) days after the expiration of such stay;
          (f) rights of lessors under Capital Leases;
          (g) Encumbrances in respect of any purchase money obligations for tangible property used in its business that at any time shall not exceed FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) in any one (1) instance or ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in the aggregate; provided, however, that any such Encumbrances shall not extend to properties and assets of Borrower or any such Subsidiary not financed by such purchase money obligation;
          (h) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of its business and those identified in the ALTA title insurance policies referenced in
Section 5.2.12; and
          (i) Encumbrances on its property or assets created in connection with the refinancing of Indebtedness secured by Permitted Encumbrances on such property; provided, however, that the amount of Indebtedness secured by any such Encumbrance shall not be increased as a result of such refinancing and no such Encumbrance shall extend to property and assets of Borrower or any such Subsidiary not encumbered prior to any such refinancing.

     Section 8.6. Merger; Consolidation; Sale or Lease of Assets. Neither Borrower nor any of its Subsidiaries shall sell, lease or otherwise dispose of properties or assets (valued at the lower of cost or market), other than sales of Inventory in the ordinary course of business or Equipment as permitted under Section 10.3.5. hereof, or liquidate, merge or consolidate into or with any other Person; provided, however, that any Subsidiary of Borrower may merge or consolidate into or with Borrower if no Default or Event of Default has occurred and is continuing or would result from such merger and if Borrower is the surviving company.
     Section 8.7. Intentionally Omitted.
     Section 8.8. Distributions. Borrower shall not pay any Distributions or Dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of its capital stock or membership interests, as the case may be.
     Section 8.9. Intentionally Omitted.
     Section 8.10. Investments. Neither Borrower nor any of its Subsidiaries shall make or maintain any Investments other than (i) existing Investments in Subsidiaries and (ii) Qualified Investments.
     Section 8.11. ERISA. Neither Borrower nor any member of the Controlled Group shall permit any plan maintained by it to (i) engage in any “prohibited transaction” (as defined in Section 4975 of the Code); (ii) incur any “accumulated funding deficiency” (as defined in Section 302 of ERISA) whether or not waived; or (iii) terminate any Plan in a manner that could result in the imposition of an Encumbrance on the property and assets of Borrower or any of its Subsidiaries pursuant to Section 4068 of ERISA.
     Section 8.12. Change in Terms and Prepayment of Subordinated Indebtedness. Borrower shall not:
          (a) effect or permit any change in or amendment to (i) the terms by which any Subordinated Indebtedness purports to be subordinated to the payment and performance of the Obligations or (ii) the terms relating to the repayment of any Subordinated Indebtedness; or
          (b) directly or indirectly, make any payment of any principal of or in redemption, retirement or repurchase of Subordinated Indebtedness except payments required by the instruments evidencing such Indebtedness.
     Section 8.13. Change in Management. Borrower shall not terminate Dominick A. Pagano’s employment as chief executive officer and president at EDAC Technologies Corporation prior to the later of the Mortgage Loan Maturity Date or the Revolving Credit Termination Date.
     Section 8.14. Change Name or Location. Borrower shall not change its company name or conduct its business under any name other than those set forth in the Collateral Disclosure List or change its chief executive office, place of business or location of the Collateral or records relating to the Collateral from the locations set forth in the Collateral Disclosure List unless it has given Bank at least thirty (30) days prior written notice.
     Section 8.15. Contracts. Borrower shall not enter into any contract with a Subsidiary of Affiliate other than on such terms as would be contained in an agreement executed at arms’ length with an unrelated third party.
     Section 8.16. Compliance with Environmental Laws. Borrower shall not generate, handle, use, store or treat any Hazardous Materials except in compliance with Environmental Laws.
     Section 8.17. Change in Nature of Business. Borrower will not and will not permit any of its Subsidiaries to make any material change in the nature of its business, or discontinue or liquidate any material part of its operations without the prior written consent of Lender.
     Section 8.18. Fiscal Year. Borrower shall not change its existing Fiscal Year.
     Section 8.19. Amendments to Acquisition Documents. Borrower shall not amend or modify (or permit the modification or amendment of) any Acquisition Document which amendment or modification is materially adverse to the interests of the Bank.
SECTION 9. FINANCIAL COVENANTS.
     Borrower covenants and agrees that from the date hereof, until the payment and performance in full of the Obligations, unless Bank otherwise consents in writing:
     Section 9.1. Fixed Charge Coverage Ratio. At all times during the term of the Loan, Borrower shall maintain a Fixed Charge Coverage Ratio (as hereinafter defined) of at least 1.25 to 1.0. “Fixed Charge Coverage Ratio” shall be defined as the ratio of Borrower’s EBITDA minus unfinanced Capital Expenditures minus cash taxes paid during any period plus Share Based Compensation Expense plus Business Combination Expense, to (ii) Borrower’s CMLTD plus Consolidated Total Interest. The Debt Service Coverage Ratio shall be tested as of each Fiscal Quarter, by reference to the Fiscal Quarter then ended and the immediately preceding three (3) Fiscal Quarters.
     Section 9.2. Net Leverage Ratio. Borrower shall not permit the ratio of Consolidated Total Liabilities minus Subordinated Indebtedness to Consolidated Tangible Net Worth to be greater than 2.50 to 1.00 as of the end of each Fiscal Quarter.
     Section 9.3. Definitions. The following capitalized terms used in this Section 9. and in any certificate, report or other document, instrument or agreement executed or delivered in connection with the covenants set forth in this Section 9. shall have the meanings ascribed to such terms below:
          Section 9.3.1. “Business Combination Expense” means, for any period, the business combination expenses related to the Acquisition pursuant to Statement of Financial Accounting Standards Section 141R.

          Section 9.3.2. “CMLTD” means, as of any date as to which the amount thereof shall be determined, all scheduled principal payments of long term debt paid during the applicable period (which means the immediately preceding four (4) Fiscal Quarters) excluding prepayments of principal.
          Section 9.3.3. “Consolidated Net Income” means, for any period, the consolidated net income (as such term is understood under GAAP) of Borrower but excluding any extraordinary items of gain.
          Section 9.3.4. “Consolidated Tangible Net Worth” means, as of any date as of which the amount thereof shall be determined, the consolidated total assets of Borrower and its Subsidiaries minus intangible assets minus Consolidated Total Liabilities, plus any Subordinated Indebtedness.
          Section 9.3.5. “Consolidated Total Interest” means, for any period, the total amount of interest paid or accrued by Borrower during such period in respect of all Indebtedness of Borrower.
          Section 9.3.6. “Consolidated Total Liabilities” means, as of any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP, be classified as liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, including in any event all Indebtedness.
          Section 9.3.7. “EBITDA” means, for any period, the Consolidated Net Income of Borrower for such period before any provision for (i) Consolidated Total Interest for such period, (ii) income taxes paid or required to be paid during such period, and (iii) amounts in respect of depreciation and amortization for such period, all of the foregoing determined in accordance with GAAP.
          Section 9.3.8. “Share Based Compensation Expense” means, for any period, the non-cash expense related to grants of options in Borrowers capital stock pursuant to Statement of Financial Accounting Standards Section 123R of the Federal tax code.
     Section 9.4. Establishment of Covenants. Bank and Borrower acknowledge that the foregoing covenants were established by Borrower and Bank after leaving a margin in favor of Borrower which Borrower and Bank have mutually agreed is fair. Accordingly, Borrower and Bank have mutually agreed that Borrower’s failure to comply with the express terms of any financial covenants shall be deemed material for the purposes of this Agreement.
SECTION 10. SPECIAL COVENANTS RELATING TO COLLATERAL
     Borrower covenants and agrees that from the date hereof until the payment and performance in full of the Obligations, unless Bank otherwise consents in writing:
     Section 10.1. Accounts Receivable. With respect to its Accounts Receivable:

          Section 10.1.1. Borrower hereby constitutes Bank, or any representative whom Bank may designate, as Borrower’s attorney-in-fact (i) to endorse the name on any notes, acceptances, checks, drafts, money orders or other evidence of payment or security interest that may come into Bank’s possession, and (ii) following the occurrence of an Event of Default, to sign Borrower’s name on any invoice or bill of lading relating to Accounts Receivable, on drafts against customers, assignments and certificates of Accounts Receivable, and notices to customers. Bank retains the right at all times after the occurrence of an Event of Default to notify Account Debtors that their respective Accounts Receivable have been assigned to Bank and to collect Accounts Receivable directly in its own name and to charge the collection costs and expenses, including reasonable attorneys’ fees to, the Loan Account. Bank has no duty to protect, insure, collect or realize upon the Accounts Receivable or other Collateral or preserve rights in them other than to act in a commercially reasonable manner. Borrower releases Bank from any liability for any act or omission relating to the Obligations, the Accounts Receivable or other Collateral or this Agreement, except Bank’s failure to act in a commercially reasonable manner. All amounts received by Bank in payment in Accounts Receivable assigned to it are to be credited to the Borrower’s Account upon receipt by Bank, conditioned upon collection by Bank of good funds in respect thereof.
          Section 10.1.2. Any of Bank’s officers, employees, or agents shall have the right, in Bank’s name (after the occurrence and during the continuance of an Event of Default) or in the name of Borrower, to request the verification of the validity, amount or any other matter relating to any Account Receivable by mail, telephone, facsimile transmission, telegraph, or other communication to Account Debtors.
          Section 10.1.3. Borrower shall keep accurate and complete records of its Accounts Receivable and accounts payable, and upon demand by Bank shall deliver to Bank copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to Borrower’s Accounts Receivable and accounts payable and such other matters and information relating to the status of the Accounts Receivable and accounts payable as Bank shall reasonably request.
          Section 10.1.4. Borrower shall promptly advise Bank:
          (a) of any material delay in Borrower’s performance of any of its obligations to any Account Debtor or the assertion of any claim, offset or setoff by any Account Debtor in excess of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00); or
          (b) of the receipt of any Government Contract which is subject to the Federal Assignment of Claims Act of 1940; or
          (c) of the receipt of any cancellation or termination of, or the delivery of notice of default under, any Government Contract.
          Section 10.1.5. Borrower shall promptly execute any assignment and take any action requested or required by Bank with respect to any Account Receivable, the face value of which exceeds ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00), which arises out of a Government Contract in order to insure compliance with the Federal Assignment of Claims Act of 1940.
          Section 10.1.6. Borrower shall maintain all Accounts Receivable free of all Encumbrances other than those in favor of Bank and Permitted Encumbrances.
     Section 10.2. Inventory. With respect to its Inventory:
          Section 10.2.1. Borrower shall maintain all Inventory free of all Encumbrances other than those in favor of Bank and Permitted Encumbrances.
          Section 10.2.2. Borrower shall not store or deposit any Inventory with a bailee, warehouseman, or similar party without Bank’s prior written consent and, if Bank gives such consent, Borrower will concurrently therewith cause any such bailee, warehouseman, or similar party to issue and deliver to Bank, in form and substance acceptable to Bank and its legal counsel, warehouse receipts for such Inventory in Bank’s name or a warehouseman’s waiver and agreement.
          Section 10.2.3. If any Inventory is in the possession or control of any third party other than a purchaser in the ordinary course of business or a warehouseman where the warehouse receipt is in the name of or held by Bank or whom has executed a warehouseman’s waiver and consent in favor of Bank, Borrower shall notify such Person of Bank’s security interest therein and, upon request, instruct such Person or Persons to hold all such Inventory for the account of Bank and subject to Bank’s instructions.
     Section 10.3. Equipment. With respect to its Equipment:
          Section 10.3.1. Borrower shall maintain the Equipment used in the ordinary course of business in good operating condition (normal wear and tear excepted) and repair, and make all necessary replacements of and repairs thereto so that the value and operating efficiency of the Equipment shall be maintained and preserved. Notwithstanding the foregoing, Borrower shall be permitted to dispose of obsolete machinery and equipment in the ordinary course of business.
          Section 10.3.2. The Equipment, other than when being used in the ordinary course of business, is located or stored at the locations described in Schedule 3 of the Collateral Disclosure List (other than Equipment being temporarily stored for purposes of repair or maintenance), and Borrower shall promptly notify Bank, in writing, in the event Borrower shall store or locate the Equipment at any location other than the locations specified in said Schedule 3.
          Section 10.3.3. Borrower, immediately on demand therefor by Bank, shall deliver to Bank any and all evidence of ownership, if any, of any of the Equipment Borrower purports to own (including, without limitation, certificates of title and applications for title).
          Section 10.3.4. Intentionally Omitted.

          Section 10.3.5. Borrower shall not sell, lease, or otherwise dispose of or transfer any interest in any of its Equipment or any part thereof in excess of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) in any one (1) instance or ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in the aggregate during any fiscal year (based on the then depreciated value of the Equipment) without the prior written consent of Bank, unless (a) no Default or Event of Default shall exist at the time of such sale, lease or disposition, and (b) such sale, lease or disposition is made in the ordinary course of Borrower’s business. Where Borrower is permitted to dispose of any Equipment under this Agreement or by any consent thereto hereafter given by Bank, it shall do so at arm’s length, in good faith and by obtaining the maximum amount of recovery practicable therefor and without impairing the operating integrity of the remaining Equipment.
          Section 10.3.6 Borrower shall, if requested by Bank with due cause, provide to Bank a forced and orderly liquidation value appraisal of Borrower’s Equipment performed by an appraiser acceptable to Bank and at Borrower’s expense.
SECTION 11. DEFAULT
     Section 11.1. The occurrence of any of the following events shall constitute a default under this Agreement, the Notes and the Other Documents (an “Event of Default”):
          (a) Borrower shall fail to pay (i) any outstanding principal amount of any Revolving Loans when due, (ii) any outstanding principal amount of the Mortgage Loan when due, (iii) any outstanding principal amount of the Term Loan when due, (iv) any accrued and unpaid interest on the Loans, or (v) any fees or expenses payable under this Agreement, the Notes or the Other Documents within ten (10) days of the due date for such fees and expenses; or
          (b) Borrower shall fail to perform any term, covenant or agreement contained in Sections 7.2., 7.3., 7.7. and 7.19. of this Agreement; or
          (c) Borrower shall fail to perform any covenant or agreement (other than as provided in any subsection to this Section 11.) of this Agreement, and such failure shall continue for thirty (30) days; or
          (d) any representation or warranty of Borrower made in this Agreement, the Notes or the Other Documents or in any certificate or report delivered hereunder or thereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made, or there shall be a default or event of default under any of the Other Documents, including without limitation, any Hedging Contracts, after the expiration of any cure period applicable thereto; or
          (e) Borrower or any of its Subsidiaries shall fail to pay at maturity (unless disputed in good faith), or within any applicable period of grace, any Indebtedness or obligations for the use of real or personal property in excess of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in any one instance or TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000.00) in the aggregate or fail to observe or perform any term, covenant or agreement evidencing or securing such Indebtedness, or obligations for the use of real or personal property, or relating to such use of real or personal property, the result of which failure is to permit (i) the holder or holders of such Indebtedness or obligations to cause the same to become due prior to its stated maturity or (ii) the lessor of such real or personal property to terminate Borrower or any Subsidiary’s use thereof prior to the specified term therefor; or
          (f) Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its properties and assets; (ii) be generally not paying its debts as such debts become due; (iii) make a general assignment for the benefit of its creditors; (iv) commence a voluntary case under Bankruptcy Code; (v) take any action or commence any case or proceeding under any law relating to Bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors; (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code or other law; (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing; or (viii) take any corporate action for the purpose of effecting any of the foregoing; or
          (g) a proceeding or case shall be commenced, without the application or consent of Borrower or any of its Subsidiaries in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its properties and assets; or (iii) similar relief in respect of it, under any law relating to Bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, or an order for relief shall be entered in an involuntary case under Bankruptcy Code, against Borrower or such Subsidiary; or action under the laws of the jurisdiction of incorporation or organization of Borrower or any of its Subsidiaries similar to any of the foregoing shall be taken with respect to Borrower or such Subsidiary; or
          (h) a judgment or order for the payment of money shall be entered against Borrower or any of its Subsidiaries by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of Borrower or such Subsidiary, that in the aggregate exceeds ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in value and such judgment, order, warrant or process shall continue undischarged or unstayed for thirty (30) days; or
          (i) Intentionally Omitted; or
          (j) Borrower shall fail to meet any financial covenant set forth in Section 9. hereof; or
          (k) Borrower’s independent certified public accountants shall refuse to deliver an opinion with no Qualification with respect to any Financial Statements required to be delivered under Section 7.1.1. of this Agreement; or
          (l) The failure of Borrower to execute, deliver or address, or cause to be executed, delivered and addressed, the matters set forth on Schedule 11.1 attached hereto within the timeframes set forth therein (the “Post Closing Matters”); or

          (m) Any Government Authority shall condemn, seize or otherwise appropriate, or take custody or control of, or file a lien, levy or assessment in respect of, all or any substantial portion of the properties or assets of Borrower; or
          (n) Any Governmental Authority or other Person shall garnish, seize or levy or execute upon any monies of Borrower on deposit with or otherwise in the custody of Bank or any Bank affiliate in excess of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) in any one instance or ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) in the aggregate; or
          (o) Bank, at any time and in good faith, shall deem itself insecure (and for the purposes of this Agreement, Bank shall be entitled to deem itself insecure when some event occurs, fails to occur or is threatened or some objective condition exists or is threatened which materially impairs the prospects that any of the Obligations will be paid when due, which significantly impairs the value of the Collateral to Bank or which materially affects the financial condition or business operations of Borrower); or
          (p) A Change of Control shall occur; or
          (q) Intentionally Omitted; or
          (r) This Agreement or any other Loan Document shall, for any reason (excluding the actions of the Bank), cease to be in full force and effect (other than pursuant to the terms hereof or thereof) or cease to be valid and binding on any party thereto, or the Borrower shall so assert in writing, or any Other Document shall for any reason (excluding the actions of the Bank) cease to create a valid and perfected first priority lien on, or security interest in, a material portion of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof; or
          (s) Any Guarantor (i) revokes, or takes action to revoke, any of its duties or obligations under any Guaranty, any Other Document to which it is a party or (ii) breaches any material term of any Other Document or any Guaranty and such breach continues after notice and expiration of any cure period as provided therein, if any; or
          (t) The holder of any Subordinated Indebtedness revokes, or takes action to revoke, any of its duties and obligations under any Subordination Agreement; or
          (u) The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or such ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability, (iv) a “Reportable Event”

described in Section 4043 of ERISA for which the PBGC begins termination proceedings with respect to any Pension Plan, (v) the Borrower or any ERISA Affiliate withdraws from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA and the PBGC notifies the Borrower or ERISA Affiliate that the Borrower or ERISA Affiliate has incurred a withdrawal liability, (vi) termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination where such event results in any liability of the Borrower or any ERISA Affiliate under Section 4062 of ERISA to the PBGC or to a trust established under Section 4041 of ERISA, (vii) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, (viii) any event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (ix) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, (x) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (xi) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A(a)(2) of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, in each case except where such action or inaction could not reasonably be expected to have a Material Adverse Effect; or
          (v) If the Borrower shall cease to continue to operate its business in the ordinary course or shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge or consolidate, or be merged or consolidated with or into any other entity or corporation or if any Guarantor who is a natural person shall become incompetent or shall die; or
          (w) Intentionally Omitted.
          (x) Bank fails to have a first perfected priority lien in and to the Collateral; or
          (y) The indictment of any director, officer, Guarantor or any owner of Borrower or any Guarantor under state or federal law.
SECTION 12. REMEDIES
     Section 12.1. Remedies. Upon the occurrence of an Event of Default, and at any time thereafter while such Event of Default is continuing, immediately and automatically in the case of an Event of Default specified in Section 11.1.(f) or 11.1.(g), and in all other cases, at Bank’s option and upon Bank’s declaration:
          (a) Bank’s obligation to make any Extension of Credit shall terminate;
          (b) the unpaid principal amount of the Loans, together with accrued interest thereon, and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived;
          (c) Bank may exercise any right of setoff granted to Bank pursuant to Section 13.2.4. hereof; and

          (d) Bank may exercise any and all other rights and remedies it has under this Agreement, the Notes or the Other Documents or at law or in equity, and proceed to protect and enforce Bank’s rights by any action at law, in equity or other appropriate proceeding.
     Section 12.2. Default Interest Rate. At Bank’s option, which may be exercised following any Event of Default, whether or not Bank exercises any other right or remedy, the Obligations shall bear interest thereafter at the Default Rate.
     Section 12.3. Subsequent Drawings. Borrower and Bank acknowledge that if an Event of Default has occurred and Bank elects to accelerate the Obligations, Bank may have issued at the time of such acceleration one or more outstanding Letters of Credit or Letter of Credit Guaranties under which, in the event of a Drawing or Drawings, Bank shall be required to advance to the Beneficiaries of such Letters of Credit or Letter of Credit Guaranties the amounts requested pursuant to such Drawing or Drawings. Any such Drawing shall thereafter be added to the Obligations and shall become immediately due and payable without presentment, demand, protest or other notice of any kind.
SECTION 13. MISCELLANEOUS
     Section 13.1. Cross Collateral. The security interests, liens and other rights and interests in and relative to any collateral now or hereafter granted to Bank by Borrower by or in any instrument or agreement, including but not limited to this Agreement and the Other Documents, shall serve as security for any and all obligations of Borrower to Bank, and, for the repayment thereof, Bank may resort to any security held by it in such order and manner as it may elect.
     Section 13.2. Waivers.
          Section 13.2.1. In General. Borrower waives presentment, demand, notice, protest, notice of acceptance, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect both to the Obligations and the Collateral, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of the Collateral, to the addition or release of any party or Person primarily or secondarily liable therefor, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as Bank may deem advisable in its sole and absolute discretion. Bank shall have no duty, other than to act in a commercially reasonable manner, as to the collection or protection of the Collateral or any income thereon, as to the preservation of rights or remedies against prior parties, or as to the preservation of any rights and remedies pertaining thereto. Bank may exercise its rights and remedies with respect to the Collateral without resorting or regard to other collateral or sources of reimbursement for liability. Bank shall not be deemed to have waived any of its rights and remedies with respect to the Obligations or the Collateral unless such waiver be in writing and signed by Bank. No delay or omission on the part of Bank in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy. A waiver on any one occasion shall not be construed as a bar to any subsequent enforcement by Bank. All rights and remedies of Bank with respect to the Obligations or the Collateral shall be cumulative and may be exercised singularly or concurrently.
          Section 13.2.2. PREJUDGMENT REMEDY. BORROWER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART IS A COMMERCIAL TRANSACTION AND HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES OR BY OTHER APPLICABLE LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH BANK MAY DESIRE TO USE.
          Section 13.2.3. JURY TRIAL. BORROWER HEREBY WAIVES TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION OR PROCEEDING OR ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE TRANSACTION OF WHICH THIS AGREEMENT IS A PART AND/OR IN THE ENFORCEMENT BY BANK OF ANY OF ITS RIGHTS AND REMEDIES HEREUNDER OR UNDER APPLICABLE LAW. BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEY.
          Section 13.2.4. Lien and Setoff. Regardless of the adequacy of any collateral or other means of obtaining repayment of the Obligations, any deposits (general or special, time or demand, provisional or final), balances or other sums credited by or due from Bank or any Bank Affiliate to Borrower (other than payroll and payroll tax deposit accounts) may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, without notice to Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be setoff, appropriated, and applied by Bank or any Bank Affiliate against any and all obligations of Borrower to Bank or any Bank Affiliate in such manner as Bank or any Bank Affiliate in their sole and absolute discretion may determine, and Borrower hereby grants Bank a continuing security interest in such deposits, balances or other sums for the payment and performance of all such obligations. The rights provided to Bank and any Bank Affiliate in this Section 13.2.4. shall be in addition to and shall not limit any common law right of setoff available to Bank or any Bank Affiliate.
          Section 13.2.5. Claims. Borrower does hereby (i) waive any claim in tort, contract or otherwise which Borrower may have against Bank, a Bank Affiliate or their officers, directors, agents, or employees (collectively, “Bank Agents”) which may arise out of the relationship between Borrower and Bank or any Bank Affiliate prior to the Closing Date; and (ii) absolutely and unconditionally release and discharge Bank and any Bank Affiliate or Bank Agents from any and all claims, causes of action, losses, damages or expenses which may arise out of any relationship between it and Bank or any Bank Affiliate which Borrower may have as of the Closing Date. Borrower acknowledges that it makes this waiver and release knowingly, voluntarily and only after considering the ramifications of this waiver and release with its attorney.

     Section 13.3. Notices. All notices, requests, demands or other communications required by this Agreement shall be made in writing, and unless otherwise specifically provided herein, shall be deemed to have been duly given when delivered by hand or mailed certified first class mail postage prepaid, return receipt requested or, in the case of telecopy or facsimile notice, when transmitted, answer back received, addressed as follows, or to such other address as either party may designate in writing:
If to Bank:
TD Bank, N.A.
102 West Main Street
New Britain, CT 06050-0174
Attn: John E. Cookley, Senior Vice President
with a copy to:
Updike, Kelly & Spellacy, P.C.
One State Street
P.O. Box 231277
Hartford, CT 06123-1277
Attn: Robert J. Martino, Esq.
If to Borrower:
EDAC Technologies Corporation
Gros-Ite Industries, Inc.
Apex Machine Tool Company, Inc.
1806 New Britain Avenue
Farmington, CT 06032
Attn: Dominick Pagano, President
with a copy to:
Robinson & Cole LLP
280 Trumbull Street
Hartford, CT 06103-3597
Attn.: Edward J. Samorajczyk, Esq.
     Section 13.4. Expenses; Indemnity; Release of Claims. Borrower will pay on demand:
          (a) all out-of-pocket expenses of Bank in connection with (i) the preparation, execution and delivery of this Agreement and each Other Document, whenever the same shall be executed and delivered, including all due diligence expenses and reasonable fees and disbursements of legal counsel to Bank and (ii) the preparation, execution and delivery of any waiver, amendment or consent by Bank relating to this Agreement or any Other Document, including reasonable fees and disbursements of legal counsel to Bank, (b) pay all reasonable out-of-pocket expenses of Bank actually incurred in connection with any enforcement of any rights and remedies of Bank after a Default or Event of Default, including consulting with appraisers, accountants, attorneys and other Persons concerning the nature, scope or value of any right or remedy of Bank hereunder or under any Other Document or any factual matters in connection therewith, which expenses shall include the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless Bank, and its respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not Bank is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any Other Document or the Loan, or otherwise in connection with the relationship of Borrower, Guarantor and Bank, including reasonable attorney’s and consultant’s fees.
          (b) on or prior to the Closing Date, (i) an extension fee in the amount of Twenty-Six Thousand Four Hundred and 00/100 Dollars ($26,400.00) related to the extension by Bank of the Mortgage Loan, and (ii) the two percent (2.0%) fee required under Section 2.3.9 hereof, which fees are deemed upon receipt by Bank fully earned and non-refundable under any circumstance.
     Section 13.5. Term of Agreement. This Agreement shall continue in force and effect so long as Bank has any commitment to extend credit or any of the Obligations shall be outstanding.
     Section 13.6. Stamp Tax. Borrower will pay any stamp, franchise or other recording tax which becomes payable in respect of this Agreement, the Notes or the Other Documents.
     Section 13.7. Schedules and Exhibits. The schedules and exhibits which are attached hereto are and shall constitute a part of this Agreement.
     Section 13.8. Governing Law; Consent to Jurisdiction. This Agreement, the Notes and the Other Documents, and the rights and obligations of the parties hereunder and thereunder, shall be governed by and construed and interpreted in accordance with, the laws of the State of Connecticut. Borrower agrees that any suit for the enforcement of this Agreement, the Notes or the Other Documents may be brought in the courts of the State of Connecticut or any federal court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon Borrower by mail at the address referred to Section 13.3. hereof. Borrower hereby waives any objection that Borrower may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.
     Section 13.9. Survival of Representations. All representations, warranties, covenants and agreements contained in this Agreement, the Notes or the Other Documents shall survive the Closing Date and continue in full force and effect until the payment and the performance of the Obligations in full.
     Section 13.10. Amendments. No modification or amendment of this Agreement, the Notes or the Other Documents shall be effective unless the same shall be in writing and signed by the parties hereto.

     Section 13.11. Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns; provided, however, that Borrower may not assign or transfer its rights or obligations hereunder. Bank may sell, transfer or grant participations in the obligations without the prior written consent of Borrower (but after obtaining an agreement to maintain the confidentiality of any financial and business information of Borrower), and Borrower agrees that any transferee or participant shall be entitled to the benefits of this Agreement to the same extent as if such transferee or participant were Bank; provided, further, that notwithstanding any such transfer or participation, Borrower may, for all purposes of this Agreement, treat Bank as the Person entitled to exercise all rights and remedies under this Agreement and under the Notes and the Other Documents and to receive all payments with respect to the Obligations.
     Section 13.12. Interest Rate. If the rate of interest payable by Borrower under this Agreement, the Notes or the Other Documents shall be or become usurious or otherwise unlawful under laws applicable thereto, the interest rate shall be reduced to the maximum lawful rate and any amount paid by Borrower in excess of the maximum lawful rate shall be considered a payment in reduction of principal or, at the sole election of Bank, shall be returned to Borrower.
     Section 13.13. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon one and the same instrument.
     Section 13.14. No Agency Relationship. Bank is not the agent, fiduciary or representative of Borrower nor is Borrower the agent, fiduciary or representative of Bank and this Agreement shall not make Bank liable to any third party, including but not limited to, Borrower’s shareholders, directors, officers, creditors or any other person.
     Section 13.15. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.
     Section 13.16. Headings. All article, section and subsection headings in this Agreement, the Notes and the Other Documents are included for convenience of reference only and shall not constitute a part of this Agreement, the Notes or the Other Documents for any other purpose.
     Section 13.17. Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by Bank in respect of the Obligations is rescinded or must otherwise be restored or returned by Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or upon the appointment of any intervenor or conservator of, or trustee or similar official for, Borrower or any substantial part of its properties or assets, or otherwise, all as though such payments had not been made.
     Section 13.18. Interpretation and Construction. The following rules shall apply to the interpretation and construction of this Agreement, the Notes and the Other Documents unless the context requires otherwise: (a) the singular includes the plural and the plural includes the singular; (b) words importing any gender include the other genders; (c) references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute to which reference is made and all regulations promulgated pursuant to such statutes; (d) references to “writing” shall include printing, photocopy, typing, lithography and other means of reproducing words in a tangible, visible form; (e) the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; (f) references to the introductory paragraph, preliminary statements, articles, sections (or subdivisions of sections), exhibits or schedules are to those of this Agreement unless otherwise indicated; (g) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent that such amendments and other modifications are permitted or not prohibited by the terms of this Agreement; (h) references to Persons include their respective permitted successors and assigns; and (i) “or” is not exclusive.
     Section 13.19. Relation to Other Documents. Nothing in this Agreement shall be deemed to amend, or relieve Borrower of its obligations under, any of the Other Documents and to the extent that the provisions of any of the Other Documents allow Borrower to take certain actions, or not take certain actions, with regard for example to the granting of liens, transfers of properties or assets, maintenance of financial ratios and similar matters, Borrower nevertheless shall be fully bound by the provisions of this Agreement.
     Section 13.20. Indemnification. In consideration of the Bank’s execution and delivery of this Agreement and making of the Loans hereunder and in addition to all other obligations of Borrower under this Agreement, the Borrower and each Guarantor, if any, hereby agrees to defend, protect, indemnify and hold harmless the Bank and its successors, assigns, officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages and expenses in connection therewith (irrespective of whether any such Indemnitees are a party to any action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnifiable Liabilities”) incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) the execution, delivery, performance or enforcement of this Agreement and the Other Documents and any instrument, document or agreement executed pursuant hereto; (b) the Bank’s status as lender to, or creditor of, the Borrower or of any Guarantor; or (c) the operation of the Borrower’s business from and after the date hereof, provided that neither the Borrower nor any Guarantor shall be required to indemnify any Indemnitee for any Indemnifiable Liabilities resulting from such Indemnitee’s own gross negligence or willful misconduct. To the extent that the foregoing undertaking by the Borrower or any Guarantor may be unenforceable for any reason, the Borrower and each Guarantor, if any, shall make the maximum contribution to the payment and satisfaction of each of the Indemnifiable Liabilities which is permissible under applicable law.
     Section 13.21. Cross Collateral; Cross Default. Except as set forth in Schedule 13.21, the security interests, liens and other rights and interests in and relative to any collateral now or hereafter granted to Bank by Borrower and any Guarantor by or in any instrument or agreement, including but not limited to this Agreement and the Other Documents, shall serve as security for any and all obligations of Borrower or any Guarantor to Bank, and, for the repayment thereof, Bank may resort to any security held by it in such order and manner as it may elect. The Borrower and any Guarantor (by virtue of their Guaranty), acknowledge and agree that the occurrence of an Event of Default under the terms of this Agreement shall constitute a default under the documents evidencing any other loan now existing or hereinafter made by the Bank to any Borrower and/or any Guarantor and the occurrence of an event of default under the documents evidencing any other loan now existing or hereafter made by the Bank to any Borrower and/or any Guarantor shall constitute an Event of Default under this Agreement.
     Section 13.22. Disclosure of Information; Confidentiality; Patriot Act Notice. The Bank hereby notifies the Borrower and any Guarantor that it is subject to the U.S.A. Patriot Act (Title 111 of PUB. L. 107-56 (signed into law October 26, 2001)), as the same may be amended from time to time (the “Patriot Act”) and that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act. The Borrower and each Guarantor, if any, hereby consent to the Bank’s sharing of such information, and all other information in the possession of the Bank, to the extent required by any law, regulation or guideline applicable to the Bank. Borrower agrees to cooperate with Bank in maintaining compliance with such law on an ongoing basis. The Bank may, in connection with any assignment, proposed assignment, participation or proposed participation, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrower furnished to the Bank by or on behalf of the Borrower.
     Section 13.23. Powers of Attorney and Authorizations Irrevocable. All powers of attorney and other authorizations granted to Borrower or Bank and any Persons designated by Borrower or Bank pursuant to any provisions of this Agreement or any of the Other Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied.
     Section 13.24. Credit Information. Borrower and any Guarantor hereby agree that Bank shall have the right at any time and from time to time to verify credit information supplied by Borrower and/or such Guarantor.
     Section 13.25. Replacement Notes. Upon receipt of an affidavit of an officer of Bank as to the loss, theft, destruction or mutilation of any Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.
[Remainder of Page Intentionally Left Blank / Signature Page Follows]

S-1

     IN WITNESS WHEREOF, Bank and Borrower have executed this Agreement as of the date first above written.

TD BANK, N.A.
By:	/s/ John E. Cookley
John E. Cookley
Its Senior Vice President Duly Authorized

EDAC TECHNOLOGIES CORPORATION
By:	/s/ Dominick A. Pagano
	Name:	Dominick A. Pagano
Its President Duly Authorized

GROS-ITE INDUSTRIES, INC.
By:	/s/ Dominick A. Pagano
	Name:	Dominick A. Pagano
Its President Duly Authorized

APEX MACHINE TOOL COMPANY, INC.
By:	/s/ Dominick A. Pagano
	Name:	Dominick A. Pagano
Its President Duly Authorized